Exhibit 99.1

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2009

KINDER MORGAN G.P., INC.

2009 Kinder Morgan G.P., Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of
Kinder Morgan G.P., Inc.:

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of Kinder Morgan G.P., Inc. (the "General Partner") and its subsidiaries at December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.  This financial statement is the responsibility of the General Partner's management. Our responsibility is to express an opinion on this financial statement based on our audit.  We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers, LLP
Houston, Texas
April 30, 2010

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KINDER MORGAN G.P., INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2009
(in millions except share and per share amounts)

ASSETS
Current assets
Cash and cash equivalents	$146.6
Restricted deposits	15.2
Accounts, notes and interest receivable, net	925.6
Inventories	71.9
Gas in underground storage	43.5
Fair value of derivative contracts	20.8
Other current assets	46.0
Total current assets	1,269.6

Property, plant and equipment, net	16,435.7
Investments	2,969.5
Notes receivable	190.6
Goodwill	5,443.9
Other intangibles, net	254.4
Fair value of derivative contracts	279.8
Deferred charges and other assets	171.6
Total Assets	$27,015.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$596.3
Cash book overdrafts	35.8
Accounts payable	604.2
Accrued interest	223.5
Accrued taxes	57.8
Deferred revenues	76.0
Fair value of derivative contracts	272.0
Accrued other current liabilities	153.5
Total current liabilities	2,019.1

Long-term liabilities and deferred credits
Long-term debt
Outstanding	10,006.2
Cumulative preferred stock	100.0
Value of interest rate swaps	332.4
Total Long-term debt	10,438.6
Deferred income taxes	1,600.1
Fair value of derivative contracts	460.1
Other long-term liabilities and deferred credits	681.8
Total long-term liabilities and deferred credits	13,180.6

Total Liabilities	15,199.7

Commitments and contingencies (Notes 8, 12 and 16)

Stockholders’ Equity
Common stock, par value $10 per share, authorized, issued and outstanding 1,000,000 shares	10.0
Accumulated retained earnings..	-
Additional paid-in capital	6,247.7
Accumulated other comprehensive loss	(78.4)
Total Kinder Morgan G.P., Inc. Stockholder’s Equity	6,179.3
Noncontrolling interests	5,636.1
Total Stockholders’ Equity	11,815.4
Total Liabilities and Stockholders’ Equity	$27,015.1

The accompanying notes are an integral part of this consolidated financial statement.

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KINDER MORGAN G.P., INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED BALANCE SHEET

1.  General

Organization

In this report, unless the context requires otherwise, references to “we,” “us” or “our” are intended to mean Kinder Morgan G.P., Inc. (the “General Partner”) and its consolidated subsidiaries. Kinder Morgan (Delaware), Inc. is our sole stockholder and its sole stockholder is Kinder Morgan, Inc. (formerly Knight Inc.).

Apart from our investment in i-units as discussed following, we own an interest in Kinder Morgan Energy Partners, L.P. (“KMP”), a publicly traded pipeline master limited partnership, consisting of (i) a 1% general partner interest; (ii) a 1.0101% general partner interest in each of KMP’s five operating limited partnerships and (iii) an approximate 1% limited partner interest, represented by the ownership of 1,724,000 common units of KMP. Due to our general partnership interest in KMP, the accounts and balances of KMP, and its consolidated subsidiaries, are presented on a consolidated basis with ours and those of our other consolidated subsidiaries for financial reporting purposes.

On February 14, 2001, Kinder Morgan Management, LLC (“KMR”) a limited liability company, was formed as a direct subsidiary of Kinder Morgan G.P., Inc. under the Delaware Limited Liability Company Act. The General Partner owns the only two KMR voting shares, which are the only shares entitled to vote in the election of its directors. On May 18, 2001, KMR issued 29,750,000 of its shares representing limited liability company interests with limited voting rights in an initial public offering. Of these shares, 2,975,000 were purchased by Kinder Morgan, Inc. and 26,775,000 were purchased by the public. KMR used substantially all of the net proceeds from this offering to purchase i-units from KMP. The shares in KMR with limited voting rights purchased by Kinder Morgan, Inc. and the public created a minority interest on our consolidated balance sheet of $991.9 million at the time of the transaction. The i-units are a separate class of limited partner interests in KMP and are issued only to KMR. The i-units are similar to KMP’s common units, except that quarterly distributions are paid in additional i-units rather than in cash. KMR trades on the New York Stock Exchange under the symbol “KMR.” Subsequent to the initial public offering by KMR of its shares, KMR has made additional sales of its shares, both through public and private offerings. At December 31, 2009, Kinder Morgan, Inc. (“KMI”) owned approximately 12.2 million or 14.3% of KMR’s outstanding shares.

Upon purchasing i-units from KMP, KMR became a limited partner in KMP and, pursuant to a delegation of control agreement between KMR and us, manages and controls KMP’s business and affairs, and the business and affairs of KMP’s operating limited partnerships. Under the delegation of control agreement, we delegated to KMR, to the fullest extent permitted under Delaware law and KMP’s partnership agreement, all of our power and authority to manage and control KMP’s business and affairs, except that KMR cannot take certain specified actions without our approval. In accordance with its limited liability company agreement, KMR’s activities are restricted to being a limited partner in, and managing and controlling the business and affairs of, KMP and its operating limited partnerships.

On May 30, 2007, KMI completed a merger transaction whereby KMI merged with a wholly owned subsidiary of Kinder Morgan Holdco LLC, with KMI continuing as the surviving legal entity. Kinder Morgan Holdco LLC is a private company owned by Richard D. Kinder, our Chairman and Chief Executive Officer; our co-founder William V. Morgan; former KMI board members Fayez Sarofim and Michael C. Morgan; other members of its senior management, most of whom are also senior officers of KMR and us; and affiliates of (i) Goldman Sachs Capital Partners, (ii) Highstar Capital, (iii) The Carlyle Group, and (iv) Riverstone Holdings LLC. This transaction is referred to in this report as the Going Private transaction.  The acquisition was accounted for under the purchase method of accounting with the assets acquired and liabilities assumed recorded at their fair market values as of the acquisition date based on an allocation of the aggregate purchase price paid in the Going Private transaction, resulting in a new basis of accounting effective with the closing of the Going Private transaction.

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In regards to the Going Private transaction, to the extent that we consolidate less than wholly owned subsidiaries (such as KMP and KMR), the reported assets and liabilities for these entities have been given a new accounting basis only to the extent of our economic ownership interest in those entities. Therefore, the assets and liabilities of these entities are included in our consolidated balance sheet, in part, at a new accounting basis reflecting the investors’ purchase of our economic interest in these entities (approximately 44% in the case of KMP, and 0% in the case of KMR as we have no economic interests in KMR, only its two voting shares. The remaining percentage of these assets and liabilities, reflecting the continuing unconsolidated ownership interest, is included at its historical accounting basis.

2.  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated balance sheet includes the accounts of Kinder Morgan, G.P., Inc. and our majority-owned and controlled subsidiaries, as well as those of KMP. Except for KMR (and its subsidiary Kinder Morgan Services LLC), which we control through our ownership of KMR’s two voting shares, and KMP, investments in 50% or less owned operations are accounted for under the equity method. These investments reported under the equity method include jointly owned operations in which we have the ability to exercise significant influence over their operating and financial policies. In addition, we wholly own KMGP Services Company, Inc. All material intercompany transactions and balances have been eliminated.

Kinder Morgan Services LLC provides centralized payroll and employee benefits services to us, KMP, and KMP’s operating partnerships and subsidiaries (collectively, the “Group”). Employees of KMGP Services Company, Inc. are assigned to work for one or more members of the Group. The direct costs of these employee services are charged, without profit or margin, to the members of the Group. KMP and its operating partnerships and subsidiaries reimburse us for their allocated share of these costs. The administrative support necessary to implement these payroll and benefits services is provided by the human resources department of KMI, and the related administrative costs are allocated to members of the Group in accordance with expense allocation procedures. Employee benefit plans that provide retirement benefits and health care coverage to these employees are provided and administered by KMI.

Our consolidated balance sheet was prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We believe, however, that certain accounting policies are more relevant to our financial statement preparation process than others. These accounting policies are further described below. Also, certain amounts included in or affecting our consolidated balance sheet and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated balance sheet is prepared. These estimates and assumptions affect the amounts we report for assets and liabilities, and our disclosure of contingent assets and liabilities at the date of our consolidated balance sheet.

In preparing our consolidated balance sheet and related disclosures, examples of certain areas that require more judgment relative to others include our use of estimates in determining:

•	the economic useful lives of our assets;
•	the fair values used to determine possible asset impairment charges;
•	reserves for environmental claims, legal fees, transportation rate cases and other litigation liabilities;
•	provisions for uncollectible accounts receivables;
•	volumetric receivable (assets) and payable (liabilities) valuations;
•	exposures under contractual indemnifications; and
•	various other recorded or disclosed amounts.

We evaluate these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business or financial position resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

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Cash Equivalents

We define cash equivalents as all highly liquid short-term investments with original maturities of three months or less.

Accounts Receivable

The amounts reported as “Accounts, notes and interest receivable, net” on our accompanying balance sheet as of December 31, 2009 primarily consist of amounts due from third party payors (unrelated entities).  For information on receivables due to us from related parties, see Note 11. Our policy for determining an appropriate allowance for doubtful accounts varies according to the type of business being conducted and the customers being served. Generally, we make periodic reviews and evaluations of the appropriateness of the allowance for doubtful accounts based on a historical analysis of uncollected amounts, and we record adjustments as necessary for changed circumstances and customer-specific information. When specific receivables are determined to be uncollectible, the reserve and receivable are relieved.

In addition, the balances of “Accrued other current liabilities” in our accompanying consolidated balance sheet include amounts related to customer prepayments of approximately $10.9 million as of December 31, 2009.

Inventories

Our inventories of products consist of natural gas liquids, refined petroleum products, natural gas, carbon dioxide and coal.  We report these assets at the lower of weighted-average cost or market.  We report materials and supplies inventories at the lower of cost or market.

As of December 31, 2009, the value of natural gas in our underground storage facilities under the weighted-average cost method was $43.5 million, and we reported this amount separately as “Gas in underground storage” in our accompanying consolidated balance sheet.

Gas Imbalances

We value gas imbalances due to or due from interconnecting pipelines at the lower of cost or market, per our quarterly imbalance valuation procedures.  Gas imbalances represent the difference between customer nominations and actual gas receipts from, and gas deliveries to, our interconnecting pipelines and shippers under various operational balancing and shipper imbalance agreements.  Natural gas imbalances are either settled in cash or made up in-kind subject to the pipelines’ various tariff provisions.  As of December 31, 2009, our gas imbalance receivables—including both trade and related party receivables—totaled $14.0 million and we included these amounts within “Other current assets” on our accompanying consolidated balance sheet.  As of December 31, 2009, our gas imbalance payables—including both trade and related party payables—totaled $7.4 million and we included these amounts within “Accrued other current liabilities” on our accompanying consolidated balance sheet .

Property, Plant and Equipment

Capitalization and Disposals

We report property, plant and equipment at its acquisition cost. The cost of property, plant and equipment sold or retired and the related depreciation are removed from our balance sheet in the period of sale or disposition. For our pipeline system assets, we generally charge the original cost of property sold or retired to accumulated depreciation and amortization, net of salvage and cost of removal.

Our oil and gas producing activities are accounted for under the successful efforts method of accounting.  Under this method costs that are incurred to acquire leasehold and subsequent development costs are capitalized.  Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found.  The capitalized costs of our producing oil and gas properties are depreciated and depleted by the units-of-production method.  Other miscellaneous property, plant and equipment are depreciated over the estimated useful lives of the asset.

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In addition, we engage in enhanced recovery techniques in which carbon dioxide is injected into certain producing oil reservoirs.  In some cases, the acquisition cost of the carbon dioxide associated with enhanced recovery is capitalized as part of our development costs when it is injected.  Proved developed reserves are used in computing units of production rates for drilling and development costs, and total proved reserves are used for depletion of leasehold costs.  The units-of-production rate is determined by field.

As discussed in “—Inventories” above, we own and maintain natural gas in underground storage as part of our inventory. This component of our inventory represents the portion of gas stored in an underground storage facility generally known as “working gas,” and represents an estimate of the portion of gas in these facilities available for routine injection and withdrawal.  In addition to this working gas, underground gas storage reservoirs contain injected gas which is not routinely cycled but, instead, serves the function of maintaining the necessary pressure to allow efficient operation of the facility.  This gas, generally known as “cushion gas,” is divided into the categories of “recoverable cushion gas” and “unrecoverable cushion gas,” based on an engineering analysis of whether the gas can be economically removed from the storage facility at any point during its life.  The portion of the cushion gas that is determined to be unrecoverable is considered to be a permanent part of the facility itself (thus, part of our “Property, plant and equipment, net” balance in our accompanying consolidated balance sheet), and this unrecoverable portion is depreciated over the facility’s estimated useful life.  The portion of the cushion gas that is determined to be recoverable is also considered a component of the facility but is not depreciated because it is expected to ultimately be recovered and sold.

Impairments

We measure long-lived assets that are to be disposed of by sale at the lower of book value or fair value less the cost to sell, and we review for the impairment of long-lived assets whenever events or changes in circumstances indicate that our carrying amount of an asset may not be recoverable.  Long-lived assets deemed to be impaired are written down to their fair value, as determined when estimated future cash flows expected to result from our use of the asset and its eventual disposition is less than its carrying amount.

We evaluate our oil and gas producing properties for impairment of value on a field-by-field basis or, in certain instances, by logical grouping of assets if there is significant shared infrastructure, using undiscounted future cash flows based on total proved and risk-adjusted probable and possible reserves.  For the purpose of impairment testing, we use the forward curve prices as observed at the test date

Oil and gas producing properties deemed to be impaired are written down to their fair value, as determined by discounted future cash flows based on total proved and risk-adjusted probable and possible reserves or, if available, comparable market values.  Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a write down of the associated assets is recorded at the time of impairment.

Allowance for Funds Used During Construction/Capitalized Interest

Included in the cost of our qualifying property, plant and equipment is (i) an allowance for funds used during construction (AFUDC) or upgrade for assets regulated by the Federal Energy Regulatory Commission; or (ii) capitalized interest.  The primary difference between AFUDC and capitalized interest is that AFUDC may include a component for equity funds, while capitalized interest does not.  AFUDC on debt, as well as capitalized interest, represents the estimated cost of capital, from borrowed funds, during the construction period that is not immediately expensed, but instead is treated as an asset (capitalized) and amortized to expense over time.  Total AFUDC on debt and capitalized interest in 2009 was $32.9 million.  Similarly, AFUDC on equity represents an estimate of the cost of capital funded by equity contributions, and in the year ended December 31, 2009, we also capitalized approximately $22.7 million of equity AFUDC.

Asset Retirement Obligations

We record liabilities for obligations related to the retirement and removal of long-lived assets used in our businesses.  We record, as liabilities, the fair value of asset retirement obligations on a discounted basis when they are incurred, which is typically at the time the assets are installed or acquired.  Amounts

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recorded for the related assets are increased by the amount of these obligations.  Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets.  The liabilities are eventually extinguished when the asset is taken out of service.  For more information on our asset retirement obligations, see Note 5 “Property, Plant and Equipment—Asset Retirement Obligations.”

Equity Method of Accounting

We account for investments greater than 20% in investees, which we do not control, by the equity method of accounting.  Under this method, our equity investments are carried originally at our acquisition cost, increased by our proportionate share of the investee’s net income, and decreased by our proportionate share of the investee’s net losses and by dividends received.

Goodwill

Goodwill represents the excess of the cost of an acquisition price over the fair value of acquired net assets, and such amounts are reported separately as “Goodwill” on our accompanying consolidated balance sheet.  Our total goodwill was $5,443.9 million as of December 31, 2009.  Goodwill cannot be amortized, but instead must be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value.

Environmental Matters

We expense or capitalize, as appropriate, environmental expenditures that relate to current operations.  We do not discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs.  Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action.  We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations.  These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts.  We also routinely adjust our environmental liabilities to reflect changes in previous estimates.  In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us, and potential third-party liability claims.  Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. For more information on our environmental disclosures, see Note 16.

Legal

We are subject to litigation and regulatory proceedings as the result of our business operations and transactions.  We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements.  When we identify specific litigation that is expected to continue for a significant period of time and require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement, and we accrue for such amounts.  To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected.  In general, we expense legal costs as incurred and all recorded legal liabilities are revised as better information becomes available.  For more information on our legal disclosures, see Note 16.

Pensions and Other Postretirement Benefits

We fully recognize the overfunded or underfunded status of our consolidating subsidiaries’ pension and postretirement benefit plans as either assets or liabilities on our balance sheet.  A plan’s funded status is the difference between the fair value of plan assets and the plan’s benefit obligation. We record deferred plan costs and income—unrecognized losses and gains, unrecognized prior service costs and credits, and any remaining unamortized transition obligations—in accumulated other comprehensive income, until they are amortized to expense.  For more information on our pension and postretirement benefit disclosures, see Note 9.

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Noncontrolling Interests

Noncontrolling interests represents the outstanding ownership interests in KMR and KMP, including KMP’s five operating limited partnerships and their consolidated subsidiaries that are not owned by us.  On January 1, 2009, we adopted certain provisions concerning the accounting and reporting for noncontrolling interests included within the “Consolidation” Topic of the Codification.  Specifically, these provisions establish accounting and reporting standards that require (i) the ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled, and presented in the consolidated balance sheet within equity, but separate from the parent’s equity; and (ii) the equity amount of consolidated net income attributable to the parent and to the noncontrolling interests to be clearly identified and presented on the face of the consolidated income statement.

The adopted provisions apply prospectively, with the exception of the presentation and disclosure requirements, which must be applied retrospectively for all periods presented.  In our accompanying consolidated balance sheet, noncontrolling interests represent the ownership interests in our consolidated subsidiaries’ net assets held by parties other than us.  It is presented separately as “Noncontrolling interests” within “Total Stockholders’ Equity.”

Income Taxes

KMI files a consolidated federal income tax return in which Kinder Morgan G.P., Inc. is included. Income taxes that are currently payable by Kinder Morgan G.P., Inc. are considered a capital contribution to stockholder’s equity. Deferred income taxes are determined based on temporary differences between the financial reporting and tax basis of our assets and liabilities. Note 4 contains information about the composition of our deferred income tax assets and liabilities.

In determining the deferred income tax asset and liability balances attributable to our investments, we have applied an accounting policy that looks through our investments including our KMP investment. The application of this policy resulted in no deferred income taxes being provided on the difference between the book and tax basis on the non-tax-deductible goodwill portion of our investment in KMP. See Note 7 regarding the Going Private transaction goodwill assigned to our KMP investment.

Foreign Currency Transactions and Translation

Foreign currency transactions are those transactions whose terms are denominated in a currency other than the currency of the primary economic environment in which our reporting subsidiary operates, also referred to as its functional currency.  Transaction gains or losses result from a change in exchange rates between (i) the functional currency, for example the Canadian dollar (“C$”) for a Canadian subsidiary; and (ii) the currency in which a foreign currency transaction is denominated, for example the U.S. dollar for a Canadian subsidiary

We translate the assets and liabilities of each of our consolidating foreign subsidiaries to U.S. dollars at year-end exchange rates. Translation adjustments result from translating all assets and liabilities at current year-end rates, while stockholders’ equity is translated by using historical and weighted-average rates.  The cumulative translation adjustments balance is reported as a component of accumulated other comprehensive income/(loss) within “Total Stockholder’s Equity” in our consolidated balance sheet.

Risk Management Activities

We utilize energy commodity derivative contracts for the purpose of mitigating our risk resulting from fluctuations in the market price of natural gas, natural gas liquids and crude oil.  In addition, we enter into interest rate swap agreements for the purpose of hedging the interest rate risk associated with our debt obligations.  We measure our derivative contracts at fair value and we report them on our balance sheet as either an asset or liability.  If the derivative transaction qualifies for and is designated as a normal purchase and sale, it is exempted from fair value accounting and is accounted for using traditional accrual accounting.

Furthermore, changes in our derivative contracts’ fair values are recognized currently in earnings unless specific hedge accounting criteria are met.  If a derivative contract meets those criteria, the contract’s gains and losses is allowed to offset related results on the hedged item in our income statement, and we are

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required to both formally designate the derivative contract as a hedge and document and assess the effectiveness of the contract associated with the transaction that receives hedge accounting.  Only designated qualifying items that are effectively offset by changes in fair value or cash flows during the term of the hedge are eligible to use the special accounting for hedging.

Our derivative contracts that hedge our energy commodity price risks involve our normal business activities, which include the sale of natural gas, natural gas liquids and crude oil, and we have designated these derivative contracts as cash flow hedges—derivative contracts that hedge exposure to variable cash flows of forecasted transactions—and the effective portion of these derivative contracts’ gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings.  The ineffective portion of the gain or loss is reported in earnings immediately.  See Note 13 for more information on our risk management activities and disclosures.

Accounting for Regulatory Activities

Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges and credits that will be recovered from or refunded to customers through the ratemaking process.  The amount of regulatory assets and liabilities reflected within “Deferred charges and other assets” and “Other long-term liabilities and deferred credits,” respectively, in our accompanying consolidated balance sheet as of December 31, 2009 are not material.

Subsequent Events

We have evaluated subsequent events, which are events or transactions that occurred after December 31, 2009 through the issuance of our accompanying consolidated balance sheet on April 30, 2010.

3.  Acquisitions and Divestitures

Acquisitions

The provisions of the Codification’s Topic 805, “Business Combinations,” are to be effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Accordingly, we adopted the provisions of Topic 805 on January 1, 2009. Topic 805 requires that the acquisition method of accounting be used for all business combinations, and an acquirer be identified for each business combination.

Significant provisions of Topic 805 concern principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  This Topic also amends the provisions related to the initial recognition and measurement, subsequent measurement and disclosure of assets and liabilities arising from contingencies in a business combination.  It requires that acquired contingencies in a business combination be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the allocation period.  Otherwise, companies would typically account for the acquired contingencies in accordance with the provisions of the “Contingencies” Topic of the Codification.  The adoption of Topic 805 did not have a material impact on our consolidated balance sheet.

During 2009, KMP completed the following acquisitions from unrelated entities.  KMP recorded all the acquired assets and assumed liabilities at their estimated fair market values (not the acquired entity’s book values) as of the acquisition date.

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		Allocation of Purchase Price
		(In millions)
Date	Acquisition	Purchase Price	Current Assets	Property Plant & Equipment	Deferred Charges & Other	Goodwill
4/09	Megafleet Towing Co., Inc. Assets	$21.7	$-	$7.1	$4.0	$10.6
10/09	Crosstex Energy, L.P. Natural Gas Treating Business	270.7	15.0	181.7	25.4	48.6
11/09	Endeavor Gathering LLC	36.0	-	-	36.0	-

Megafleet Towing Co., Inc. Assets

Effective April 23, 2009, KMP acquired certain terminals assets from Megafleet Towing Co., Inc. for an aggregate consideration of approximately $21.7 million.  KMP’s consideration included $18.0 million in cash and an obligation to pay additional cash consideration on April 23, 2014 (five years from the acquisition date) contingent upon the purchased assets providing KMP an agreed-upon amount of earnings, as defined by the purchase and sale agreement, during the five year period.  The contingent consideration had a fair value of $3.7 million as of the acquisition date, and there has been no change in the fair value during the post-acquisition period ended December 31, 2009.

The acquired assets primarily consist of nine marine vessels that provide towing and harbor boat services along the Gulf coast, the intracoastal waterway, and the Houston Ship Channel.  The acquisition complements and expands KMP’s existing Gulf Coast and Texas petroleum coke terminal operations, and all of the acquired assets are included in the Terminals–KMP business segment.  KMP allocated $10.6 million of the purchase price to “Goodwill,” and it expects that approximately $5.0 million of goodwill will be deductible for tax purposes.  KMP believes the primary item that generated the goodwill is the value of the synergies created between the acquired assets and its pre-existing terminal assets (resulting from the increase in services now offered by its Texas petroleum coke operations).

Crosstex Energy, L.P. Natural Gas Treating Business

On October 1, 2009, KMP acquired the natural gas treating business from Crosstex Energy, L.P. and Crosstex Energy, Inc. for an aggregate consideration of $270.7 million, consisting of $265.3 million in cash and assumed liabilities of $5.4 million.  The acquired assets primarily consist of approximately 290 natural gas amine-treating and dew-point control plants and related equipment, and are used to remove impurities and liquids from natural gas in order to meet pipeline quality specifications.  The assets are predominantly located in Texas and Louisiana, with additional facilities located in Mississippi, Oklahoma, Arkansas and Kansas.  The acquisition made KMP the largest provider of contract-provided treating plants in the U.S. and complemented and expanded the existing natural gas treating operations offered by its Texas intrastate natural gas pipeline group.  All of the acquired assets are included in the Natural Gas Pipelines–KMP business segment.

KMP measured the identifiable intangible assets acquired at fair value on the acquisition date and accordingly, recognized $25.4 million in “Deferred charges and other assets,” representing the purchased fair value of separate and identifiable relationships with existing natural gas producing customers.  KMP estimates the remaining useful life of these existing customer relationships to be between approximately eight and nine years.  After measuring all of the identifiable tangible and intangible assets acquired and liabilities assumed at fair value on the acquisition date, KMP recognized $48.6 million of “Goodwill,” an intangible asset representing the future economic benefits expected to be derived from this acquisition that are not assigned to other identifiable, separately recognizable assets acquired.  KMP believes the primary item that generated the goodwill is its ability to grow the business by leveraging its pre-existing natural gas operations (resulting from the increase in services now offered by its natural gas processing and treating operations in the state of Texas), and it believes that this value contributed to its acquisition price exceeding the fair value of acquired identifiable net assets and liabilities—in the aggregate, these factors represented goodwill.  Furthermore, this entire amount of goodwill is expected to be deductible for tax purposes.

Endeavor Gathering LLC

On November 1, 2009, KMP acquired a 40% membership interest in Endeavor Gathering LLC for $36.0 million in cash.  Endeavor Gathering LLC owns the natural gas gathering and compression business previously owned by GMX Resources Inc. and its wholly-owned subsidiary, Endeavor Pipeline, Inc.

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Endeavor Gathering LLC provides natural gas gathering service to GMX Resources’ exploration and production activities in its Cotton Valley Sands and Haynesville/Bossier Shale horizontal well developments located in East Texas.  The remaining 60% interest in Endeavor Gathering LLC is owned by GMX Resources, Inc. and Endeavor Pipeline Inc. remained operator of the business.  The acquired investment complemented KMP’s existing natural gas gathering and transportation business located in the state of Texas.  KMP accounts for this investment under the equity method of accounting, and the investment is included in the Natural Gas Pipelines–KMP business segment.  For more information on our investments, see Note 6.

Divestitures

Cypress Pipeline

On July 14, 2009 KMP received notice from Westlake Petrochemicals LLC, a wholly-owned subsidiary of Westlake Chemical Corporation, that it was exercising an option it held to purchase a 50% ownership interest in KMP’s Cypress Pipeline.  KMP expects the transaction to close in the second quarter of 2010.  As of December 31, 2009, the net assets of the Cypress Pipeline totaled approximately $21.3 million.  At the time of the sale, KMP will (i) deconsolidate the net assets of the Cypress Pipeline; (ii) recognize a gain or loss on the sale of net assets equal to the difference between (a) the proceeds received from the sale, and (b) 50% of the net assets’ carrying value; and (iii) recognize the remaining 50% noncontrolling investment retained at its fair value (which is expected to result in an adjustment to our balance sheet).

 Acquisitions Subsequent to December 31, 2009

USD Terminal Acquisition

On January 15, 2010, KMP acquired three ethanol handling train terminals from US Development Group LLC for an aggregate consideration of $200.8 million, consisting of $115.7 million in cash, $81.7 million in common units, and $3.4 million in assumed liabilities.  The three train terminals are located in Linden, New Jersey; Baltimore, Maryland; and Dallas, Texas.  As part of the transaction, KMP announced the formation of a venture with US Development Group LLC to optimize and coordinate customer access to the three acquired terminals, other ethanol terminal assets KMP already owns and operates, and other terminal projects currently under development by both parties.  The acquisition complemented and expanded the ethanol and rail terminal operations KMP previously owned, and all of the acquired assets are included in the Terminals-KMP business segment.

Based on KMP’s measurement of fair market values for all of the identifiable tangible and intangible assets acquired and liabilities assumed on the acquisition date, KMP assigned $94.6 million of its combined purchase price to “Other intangibles, net” (representing customer relationships); $43.1 million to “Property, Plant and Equipment, net;” and a combined $5.1 million to “Other current assets” and “Deferred charges and other assets.”  The remaining $58.0 million of the purchase price represented the future economic benefits expected to be derived from the acquisition that was not assigned to other identifiable, separately recognizable assets acquired, and was recorded as “Goodwill.”  KMP believes the primary items that generated the goodwill are the value of the synergies created between the acquired assets and KMP’s pre-existing ethanol handling assets, and its expected ability to grow the business by leveraging pre-existing experience in ethanol handling operations.  KMP expects that the entire amount of goodwill will be deductible for tax purposes.

Slay Industries Terminal Acquisition

On March 5, 2010, KMP acquired certain bulk and liquids terminal assets from Slay Industries for an aggregate consideration of $104.0 million, consisting of $97.0 million in cash, assumed liabilities of $1.7 million, and an obligation to pay additional cash consideration in years 2013 through 2019, contingent upon the purchased assets providing us an agreed-upon amount of earnings during the three years following the closing.  As of the acquisition date, the contingent consideration had a fair value of $5.3 million, and KMP expects to pay approximately $4.6 million of this liability in the first half of 2013.

The acquired assets include (i) a marine terminal located in Sauget, Illinois; (ii) a transload liquid operation located in Muscatine, Iowa; (iii) a liquid bulk terminal located in St. Louis, Missouri; and (iv) a warehousing distribution center located in St. Louis.  All of the acquired terminals have long-term contracts

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with large creditworthy shippers.  As part of the transaction, KMP and Slay Industries entered into joint venture agreements at both the Kellogg Dock coal bulk terminal, located in Modoc, Illinois, and at the newly created North Cahokia terminal, located in Sauget and which has approximately 175 acres of land ready for development.  All of the assets located in Sauget have access to the Mississippi River and are served by five rail carriers.  The acquisition complemented and expanded KMP’s pre-existing Midwest terminal operations by adding a diverse mix of liquid and bulk capabilities, and all of the acquired assets are included in the Terminals-KMP business segment.

Based on KMP’s measurement of fair market values for all of the identifiable tangible and intangible assets acquired and liabilities assumed on the acquisition date, KMP assigned $67.9 million of its purchase price to “Property, Plant and Equipment, net;” $27.0 million to “Other intangibles, net (representing customer contracts);” and a combined $8.2 million to “Investments.”  The remaining $0.9 million of the combined purchase price was recorded as “Goodwill,” representing certain advantageous factors that contributed to KMP’s acquisition price exceeding the fair value of acquired identifiable net assets—in the aggregate, these factors represented goodwill, and KMP expects that the entire amount of goodwill will be deductible for tax purposes.

Mission Valley Terminal Acquisition

On March 1, 2010, KMP acquired the refined products terminal assets at Mission Valley, California from Equilon Enterprises LLC (d/b/a Shell Oil Products US) for $13.5 million in cash.  The acquired assets include buildings, equipment, delivery facilities (including two truck loading racks), and storage tanks with a total capacity of approximately 170,000 barrels for gasoline, diesel fuel and jet fuel.  The terminal operates under a long-term terminaling agreement with Tesoro Refining and Marketing Company.  KMP assigned its entire purchase price to “Property, Plant and Equipment, net.”  The acquisition enhanced KMP’s Pacific operations and complemented its existing West Coast terminal operations, and the acquired assets are included in the Products Pipelines-KMP business segment.

Haynesville Shale Midstream Operations

On April 13, 2010 KMP announced that it had entered into a definitive agreement to purchase a 50% ownership interest in Petrohawk Energy Corporation’s natural gas gathering and treating business in the Haynesville shale gas formation located in northwest Louisiana for $875 million in cash.  The assets consist of more than 170 miles of pipeline currently in service, and it is expected that the pipeline mileage will increase to approximately 375 miles with projected throughput of over 800 million cubic feet per day of natural gas by end of 2010.  Additionally, it is expected that the system’s natural gas amine treating plants will have capacity of approximately 2,635 gallons per minute by the end of 2010.  Closing of the transaction is subject to customary closing conditions and is expected to occur by the end of May 2010.

Petrohawk will continue to operate the business during a short transition period, and following the transition period, the newly formed company named KinderHawk Field Services LLC, owned 50% by KMP and 50% by Petrohawk, will assume the joint venture operations.  KinderHawk Field Services LLC has also received a dedication to transport and treat all of Petrohawk’s operated Haynesville and Bossier shale gas production in Louisiana for the life of the leases at agreed upon rates, as well as minimum volume commitments from Petrohawk for the first five years of the joint venture agreement.  It will also focus on providing firm transportation services to third-party producers.  The joint venture ultimately is expected to have approximately two billion cubic feet per day of mainline throughput capacity, which will make it one of the largest gathering and treating systems in the United States.  The acquisition will complement and expand KMP’s existing natural gas gathering and treating businesses, and all of the acquired assets will be included as part of the Natural Gas Pipelines-KMP business segment.

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4.  Income Taxes

Our deferred tax assets and liabilities result from the following (in millions):

December 31, 2009
Deferred tax assets
Book accruals	$17.0
Net operating loss/credits	11.4
Other	1.2
Total deferred tax assets	29.6

Deferred tax liabilities
Investments	1,387.3
Property, plant and equipment	239.3
Other	3.1
Total deferred tax liabilities	1,629.7
Net deferred tax liabilities	$1,600.1

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based not only on the technical merits of the tax position based on tax law, but also the past administrative practices and precedents of the taxing authority.  The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

A reconciliation of our gross unrecognized tax benefit excluding interest and penalties is as follows (in millions):

Year Ended December 31, 2009
Balance at beginning of period	$24.9
Additions based on current year tax positions	10.6
Additions based on prior year tax positions	0.6
Reductions due to lapse in statute of limitations	(3.1)
Balance at end of period	$33.0

As of January 1, 2009, we had $2.3 million of accrued interest and no accrued penalties, and our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During the year ended December 31, 2009, we recognized approximately $0.7 million in interest expense.

As of December 31, 2009 (i) we had $3.0 million of accrued interest and no accrued penalties; (ii) we believe it is reasonably possible that our liability for unrecognized tax benefits will increase by approximately $5.3 million during the next twelve months; and (iii) we believe approximately $33.0 million of unrecognized tax benefits on the accompanying consolidated balance sheet as of December 31, 2009 would affect our effective income tax rate in future periods in the event those unrecognized tax benefits were recognized.  Items (ii) and (iii) above exclude incremental interest. We are subject to taxation, and have tax years open to examination for the periods 2006-2009 in the United States and Mexico, 2005-2009 in Canada, and 1999-2009 in various states.

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5.  Property, Plant and Equipment

Classes and Depreciation

Our property, plant and equipment consisted of the following (in millions):

December 31, 20091
Natural gas, liquids, crude oil and carbon dioxide pipelines	$6,642.9
Natural gas, liquids, carbon dioxide, and terminals station equipment.	9,205.1
Natural gas, liquids (including linefill), and transmix processing	220.3
Other	1,614.5
Accumulated depreciation and depletion	(2,351.0)
15,331.8
Land and land right-of-way	529.6
Construction work in process	574.3
Property, Plant and Equipment, net	$16,435.7
____________
1	Includes the allocation of purchase accounting adjustments associated with the Going Private transaction (see note 1).

Asset Retirement Obligations

As of December 31, 2009, we have recognized asset retirement obligations in the aggregate amount of $100.9 million.  The majority of our asset retirement obligations are associated with the CO2-KMP business segment, where we are required to plug and abandon oil and gas wells that have been removed from service and to remove KMP’s surface wellhead equipment and compressors.  We have included $2.5 million of our total asset retirement obligations as of December 31, 2009 within “Accrued other current liabilities” in our accompanying consolidated balance sheet.  The remaining amount is included within “Other long-term liabilities and deferred credits.”

A reconciliation of the beginning and ending aggregate carrying amount of our asset retirement obligations is as follows (in millions):

Year Ended December 31, 2009

Balance at beginning of period	$76.5
Liabilities incurred/revised	26.0
Liabilities settled	(6.2)
Accretion expense	4.6
Balance at end of period	$100.9

We have various other obligations throughout our businesses to remove facilities and equipment on rights-of- way and other leased facilities.  We currently cannot reasonably estimate the fair value of these obligations because the associated assets have indeterminate lives.  These assets include pipelines, certain processing plants and distribution facilities, and certain bulk and liquids terminal facilities.  An asset retirement obligation, if any, will be recognized once sufficient information is available to reasonably estimate the fair value of the obligation.

6.  Investments

Our long-term investments as of December 31, 2009 consisted of equity investments totaling $2,956.3 million and bond investments totaling $13.2 million, all of which are investments made by KMP. Since we do not own 100% of KMP, our effective ownership in these investees is less than the amounts shown to the extent of ownership by the noncontrolling interests.

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Our total long-term investments consisted of the following (in millions):

December 31, 2009

Rockies Express Pipeline LLC	$1,693.4
Midcontinent Express Pipeline LLC	662.3
Plantation Pipe Line Company	321.6
Red Cedar Gathering Company	145.8
Express pipeline system	68.0
Endeavor Gathering LLC	36.2
Cortez Pipeline Company	11.2
All others	17.8
Total equity investments	2,956.3
Gulf Opportunity Zone Bonds	13.2
Total long-term investments	$2,969.5

During 2009, KMP made equity capital contributions of $2,051.8 million, primarily paid to Rockies Express Pipeline LLC, Midcontinent Express Pipeline LLC, and Fayetteville Pipeline LLC to partially fund their respective Rockies Express, Midcontinent Express, and Fayetteville Express Pipeline construction and/or pre-construction costs, and the repayment of senior notes by Rockies Express in August 2009.  For information pertaining to guarantees or indemnifications KMP has made with respect to its equity investees, see Note 12 “Commitments and Contingent Liabilities—Contingent Debt.”

As shown in the table above, our significant equity investments, including those of KMP, as of December 31, 2009 consisted of the following:

•
Rockies Express Pipeline LLC (“Rockies Express”)—KMP operates and owns a 50% ownership interest in Rockies Express, the surviving legal entity from its December 30, 2009 merger with its parent entity, West2East Pipeline LLC.  Rockies Express is the sole owner of the Rockies Express natural gas pipeline system, which began full operations on November 12, 2009 following the completion of its final pipeline segment, Rockies Express-East.  The remaining ownership interests in Rockies Express are owned by Sempra Energy and ConocoPhillips.

Effective December 1, 2009, KMP’s ownership interest in West2East Pipeline LLC was reduced to 50% (from 51%), ConocoPhillips’ interest was increased to 25% (from 24%), and minimum voting requirements for most matters was increased to 75% (from 51%) of the member interests.  KMP received $31.9 million for the 1% reduction in ownership interest.  Sempra Energy continues to own the remaining 25% ownership interest in Rockies Express.  Additionally, in 2009, KMP made capital contributions of $1,273.1 million, to Rockies Express (West2East Pipeline LLC before the merger) to partially fund both the construction costs for the Rockies Express pipeline system and the repayment of senior notes (which matured in August 2009).  In 2009, KMP also received, from Rockies Express, cash distributions of $148.8 million;

•
Midcontinent Express Pipeline LLC (“Midcontinent Express”)—KMP operates and owns a 50% ownership interest in Midcontinent Express, which was formed in May 2006.  It is the sole owner of the Midcontinent Express natural gas pipeline system and Energy Transfer Partners, L.P. owns the remaining 50% ownership interest.  In 2007, KMP began making cash contributions for its share of the construction costs for the Midcontinent Express pipeline system, and in 2009, KMP made capital contributions of $664.5 million, to Midcontinent Express to partially fund its pipeline construction costs.  KMP received cash distributions of $16.2 million in 2009.

Additionally, in January 2008, in conjunction with the signing of additional binding transportation commitments, Midcontinent Express entered into an option agreement with a subsidiary of MarkWest Energy Partners, L.P. providing it a one-time right to purchase a 10% ownership interest in the Midcontinent Express pipeline system.  In September 2009, MarkWest declined to exercise this option;

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•
Red Cedar Gathering Company—KMP acquired its 49% ownership interest in the Red Cedar Gathering Company from KMI on December 31, 1999.  The remaining 51% interest in Red Cedar is owned by the Southern Ute Indian Tribe.  Red Cedar is the sole owner of the Red Cedar natural gas gathering, compression and treating system;

•
Plantation Pipe Line Company—KMP operates and owns a 51.17% ownership interest in Plantation Pipe Line Company, the sole owner of the Plantation refined petroleum products pipeline system.  An affiliate of ExxonMobil owns the remaining interest.  Each investor has an equal number of directors on Plantation’s board of directors, and board approval is required for certain corporate actions that are considered participating rights; therefore, KMP does not control Plantation Pipe Line Company, and it accounts for its investment under the equity method;

•	Express pipeline system—KMP acquired KMI’s 33 1/3%ownership interest in the Express pipeline system effective August 28, 2008 (discussed in Note 11 “Related Party Transactions”);

•	Endeavor Gathering LLC—KMP acquired a 40% ownership interest in Endeavor Gathering LLC from GMX Resources Inc. effective November 1, 2009 (discussed in Note 3 “Acquisitions and Divestitures”); and

•
Cortez Pipeline Company—KMP operates and owns a 50% ownership interest in the Cortez Pipeline Company, the sole owner of the Cortez carbon dioxide pipeline system.  KMP acquired its ownership interest in Cortez Pipeline Company from affiliates of Shell in April 2000.  A subsidiary of Exxon Mobil Corporation owns a 37% ownership interest and Cortez Vickers Pipeline Company owns the remaining 13% ownership interest.

In addition to the investments listed above, KMP’s significant equity investments included a 25% ownership interest in Thunder Creek Gas Services, LLC until it sold its ownership interest to PVR Midstream LLC on April 1, 2008.  The divestiture of the investment in Thunder Creek Gas Services, LLC is discussed in Note 3 “Acquisitions and Divestitures”.

KMP also owns a 50% ownership interest in Fayetteville Express Pipeline LLC (“Fayetteville Express”), which was formed in August 2008.  Fayetteville Express is the sole owner of the Fayetteville Express natural gas pipeline joint venture project that is currently being developed.  Energy Transfer Partners, L.P. owns the remaining 50% ownership interest in Fayetteville Express and will operate the Fayetteville Express pipeline system.  In 2009, KMP made capital contributions of $103.2 million, to Fayetteville Express to partially fund certain pre-construction pipeline costs.  As of December 31, 2009, however, KMP had no material net investment in Fayetteville Express because in November 2009, Fayetteville Express established and made borrowings under its own revolving bank credit facility in order to fund its pipeline development costs and to make distributions to its member owners to reimburse them for prior contributions. Accordingly, KMP received cash distributions of $115.6 million from Fayetteville Express in 2009.

Summarized combined unaudited financial information for our significant equity investments (listed or described above) is reported below (in millions; amounts represent 100% of investee financial information):

Balance Sheet	December 31, 2009
Current assets	$294.3
Non-current assets	9,895.9
Current liabilities	2,162.6
Non-current liabilities	2,905.9
Stockholders’ equity	5,121.7

On January 1, 2009, we adopted certain provisions included within the “Investments—Equity Method and Joint Ventures” Topic of the Codification.  These provisions clarify certain accounting and impairment considerations involving equity method investments.  The adoption of these provisions did not have any impact on our consolidated balance sheet.

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Also, on June 30, 2009, we adopted certain provisions included within the “Investments—Debt and Equity Securities” Topic of the Codification.  These adopted provisions provide additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities.  The provisions change (i) the method for determining whether an other-than-temporary impairment exists for debt securities; and (ii) the amount of an impairment charge to be recorded in earnings.  The adoption of these provisions did not have a material impact on our consolidated balance sheet. For more information on certain of our equity investments, see Note 17.

7.  Goodwill and Other Intangibles

Goodwill and Excess Investment Cost

Changes in the gross amounts of our goodwill and accumulated impairment losses for the year ended December 31, 2009 are summarized as follows (in millions):

	Products Pipelines-KMP	Natural Gas Pipelines-KMP	CO2-KMP	Terminals-KMP	Kinder Morgan Canada-KMP	Total
Balance as of January 1, 2009	$1,872.9	$3,025.4	$1,327.9	$1,293.9	$580.7	$8,100.8
Acquisitions and purchase price adjs.	-	48.6	-	(29.5)	-	19.1
Disposals.	-	-	-	-	-	-
Impairments	-	-	-	-	-	-
Currency translation adjustments	-	-	-	-	32.4	32.4
Balance as of December 31, 2009
Goodwill.	1,872.9	3,074.0	1,327.9	1,264.4	613.1	8,152.3
Accumulated impairment losses.	(797.5)	(1,361.3)	-	(172.5)	(377.1)	(2,708.4)
	$1,075.4	$1,712.7	$1,327.9	$1,091.9	$236.0	$5,443.9

For more information on our accounting for goodwill, see Note 2 “Summary of Significant Accounting Policies—Goodwill.”

We record the excess of the cost of an acquisition price over the fair value of acquired net assets as an asset on our balance sheet.  This amount is referred to and reported separately as “Goodwill” in our accompanying consolidated balance sheet.  Goodwill is not subject to amortization but must be tested for impairment at least annually.  This test requires us to assign goodwill to an appropriate reporting unit and to determine if the implied fair value of the reporting unit’s goodwill is less than its carrying amount.

We evaluate goodwill for impairment on May 31 of each year.  For this purpose, we have six reporting units as follows: (i) Products Pipelines–KMP (excluding associated terminals), (ii) Products Pipelines Terminals–KMP (evaluated separately from Products Pipelines–KMP for goodwill purposes), (iii) Natural Gas Pipelines–KMP, (iv) CO2–KMP, (v) Terminals–KMP and (vi) Kinder Morgan Canada–KMP. There were no impairment charges resulting from our May 31, 2009 impairment testing, and no event indicating an impairment has occurred subsequent to that date.

With regard to our equity investments in unconsolidated affiliates, in almost all cases, the price we paid to acquire our share of the net assets of such equity investees differed from the underlying book value of such net assets.  This differential consists of two pieces.  First, an amount related to the difference between the investee’s recognized net assets at book value and at current fair values (representing the appreciated value in plant and other net assets), and secondly, to any premium in excess of fair value (referred to as equity method goodwill) we paid to acquire the investment.  We include both amounts within “Investments” on our accompanying consolidated balance sheet.

The first differential, representing the excess of the fair market value of our investees’ plant and other net assets over its underlying book value at the date of acquisition totaled $163.2 million as of December 31, 2009.  In almost all instances, this differential, relating to the discrepancy between our share of the investee’s recognized net assets at book values and at current fair values, represents our share of undervalued depreciable assets, and since those assets (other than land) are subject to depreciation, we amortize this portion of our investment cost against our share of investee earnings.  As of December 31, 2009, this excess investment cost is being amortized over a weighted average life of approximately 28.9 years.

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The second differential, representing total unamortized excess cost over underlying fair value of net assets acquired (equity method goodwill) was $138.2 million as of December 31, 2009.  This differential is not subject to amortization but rather to impairment testing.  Accordingly, in addition to our annual impairment test of goodwill, we periodically reevaluate the amount at which we carry the excess of cost over fair value of net assets accounted for under the equity method, as well as the amortization period for such assets, to determine whether current events or circumstances warrant adjustments to our carrying value and/or revised estimates of useful lives.  Our impairment test considers whether the fair value of the equity investment as a whole, not the underlying net assets, has declined and whether that decline is other than temporary.  As of December 31, 2009, we believed no such impairment had occurred and no reduction in estimated useful lives was warranted.

Other Intangibles

Excluding goodwill, our other intangible assets, all of which related to KMP, include customer relationships, contracts and agreements, technology-based assets, and lease value.  These intangible assets have definite lives and are reported separately as “Other intangibles, net” in our accompanying consolidated balance sheet.  Following is information related to our intangible assets subject to amortization (in millions):

December 31, 2009
Customer relationships, contracts and agreements
Gross carrying amount	$290.9
Accumulated amortization	(49.3)
Net carrying amount	241.6

Technology-based assets, lease value and other
Gross carrying amount	14.1
Accumulated amortization	(1.3)
Net carrying amount	12.8

Total Other intangibles, net	$254.4

KMP customer relationships, contracts and agreements relate primarily to the Terminals-KMP business segment, and include relationships and contracts for handling and storage of petroleum, chemical, and dry-bulk materials, including oil, gasoline and other refined petroleum products, coal, petroleum coke, fertilizer, steel and ores.  The values of these intangible assets were determined by KMP (often in conjunction with third party valuation specialists) by first, estimating the revenues derived from a customer relationship or contract (offset by the cost and expenses of supporting assets to fulfill the contract), and second, discounting the revenues at a risk adjusted discount rate.

We write-down our intangible assets in a systematic and rational manner over their estimated useful lives.  Among the factors we weigh, depending on the nature of the asset, are the effect of obsolescence, new technology, and competition.  The life of each intangible asset is based either on the life of the corresponding customer contract or agreement or, in the case of a customer relationship intangible (the life of which was determined by an analysis of all available data on that business relationship), the length of time used in the discounted cash flow analysis to determine the value of the customer relationship.  As of December 31, 2009, the weighted average amortization period for our intangible assets was approximately 15.2 years.

8.  Debt

We classify our debt based on the contractual maturity dates of the underlying debt instruments or as of the earliest put date available to the holders of the applicable debt.  We defer costs associated with debt issuance over the applicable term or to the first put date, in the case of debt with a put feature.

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Short-Term Debt

Our outstanding short-term debt as of December 31, 2009 was $596.3 million.  The balance consisted of (i) $300 million in outstanding borrowings under KMP’s bank credit facility (discussed following); (ii) $251.6 million (including $1.6 million of unamortized discounts and purchase accounting attributable to the Going Private transaction) for KMP’s 7.50% senior notes due November 1, 2010; (iii) $23.7 million in principal amount of tax-exempt bonds that mature on April 1, 2024, but are due on demand pursuant to certain standby purchase agreement provisions contained in the bond indenture (KMP’s subsidiary Kinder Morgan Operating L.P. “B” is the obligor on the bonds); (iv) an $8.9 million portion of a 5.40% long-term note payable (KMP’s subsidiaries Kinder Morgan Operating L.P. “A” and Kinder Morgan Canada Company are the obligors on the note); (v) a $6.8 million portion of 5.23% senior notes (KMP’s subsidiary Kinder Morgan Texas Pipeline, L.P. is the obligor on the notes); and (vi) $5.3 million in principal amount of adjustable rate industrial development revenue bonds that matured on January 1, 2010 (the bonds were issued by the Illinois Development Finance Authority and KMP’s subsidiary Arrow Terminals L.P. is the obligor on the bonds).

 Credit Facility

KMP’s $1.79 billion unsecured revolving bank credit facility is with a syndicate of financial institutions, and Wells Fargo Bank, National Association is the administrative agent.  The credit facility permits KMP to obtain bids for fixed rate loans from members of the lending syndicate, and the facility can be amended to allow for borrowings of up to $2.0 billion.  Interest on the credit facility accrues at KMP’s option at a floating rate equal to either (i) the administrative agent’s base rate (but not less than the Federal Funds Rate, plus 0.5%); or (ii) LIBOR, plus a margin, which varies depending upon the credit rating of our long-term senior unsecured debt.  Borrowings under the credit facility can be used for general partnership purposes and as a backup for KMP’s commercial paper program.

The outstanding balance under the credit facility was $300 million as of December 31, 2009.  The credit facility matures August 18, 2010 and we plan to negotiate a renewal of the credit facility before its maturity date.

During the first quarter of 2009, following Lehman Brothers Holdings Inc.’s filing for bankruptcy protection in September 2008, KMP amended the credit facility to remove Lehman Brothers Commercial Bank as a lender, thus reducing the borrowing capacity under the facility by $63.3 million.  The commitments of the other banks remain unchanged, and the facility is not defaulted.

Additionally, as of December 31, 2009, the amount available for borrowing under the credit facility was reduced by an aggregate amount of $282.8 million, consisting of the following letters of credit: (i) a $100 million letter of credit that supports certain proceedings with the California Public Utilities Commission involving refined products tariff charges on the intrastate common carrier operations of KMP Pacific operations’ pipelines in the state of California; (ii) a combined $89.4 million in three letters of credit that support tax-exempt bonds; (iii) a combined $55.0 million in two letters of credit that support KMP’s hedging of commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil; (iv) a $21.4 million letter of credit that supports  KMP’s indemnification obligations on the Series D note borrowings of Cortez Capital Corporation; and (v) a combined $17.0 million in other letters of credit supporting other obligations of  KMP and its subsidiaries.

KMP’s credit facility included the following restrictive covenants as of December 31, 2009:

▪	total debt divided by earnings before interest, income taxes, depreciation and amortization for the preceding four quarters may not exceed:

▪   5.5, in the case of any such period ended on the last day of (i) a fiscal quarter in which KMP  makes any Specified Acquisition, or (ii) the first or second fiscal quarter next succeeding such a fiscal quarter; or

▪   5.0, in the case of any such period ended on the last day of any other fiscal quarter;

▪	certain limitations on entering into mergers, consolidations and sales of assets;

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▪	limitations on granting liens; and

▪	prohibitions on making any distribution to holders of KMP’s units if an event of default exists or would exist upon making such distribution.

In addition to normal repayment covenants, under the terms of the credit facility, the occurrence at any time of any of the following would constitute an event of default (i) KMP’s failure to make required payments of any item of indebtedness or any payment in respect of any hedging agreement, provided that the aggregate outstanding principal amount for all such indebtedness or payment obligations in respect of all hedging agreements is equal to or exceeds $75 million; (ii) KMP’s failure to make required payments of any item of indebtedness, provided that the aggregate outstanding principal amount for all such indebtedness is equal to or exceeds $75 million; (iii) adverse judgments rendered against KMP for the payment of money in an aggregate amount in excess of $75 million, if this same amount remains undischarged for a period of thirty consecutive days during which execution shall not be effectively stayed; and (iv) voluntary or involuntary commencements of any proceedings or petitions seeking KMP’s  liquidation, reorganization or any other similar relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law.

Other than the relatively non-restrictive negative covenants and events of default in the credit facility, there are no provisions protecting against a situation where KMP is unable to terminate an agreement with a counterparty who is facing an impending financial collapse and such collapse may be hastened due to cross-defaults.  Also, the credit facility does not contain a material adverse change clause coupled with a lockbox provision; however, the facility does provide that the margin KMP will pay with respect to borrowings, and the facility fee that it will pay on the total commitment, will vary based on KMP’s senior debt investment rating.  None of KMP’s debt is subject to payment acceleration as a result of any change to its credit ratings.

Commercial Paper Program

On October 13, 2008, Standard & Poor’s Ratings Services lowered KMP’s short-term credit rating to A-3 from A-2, and on May 6, 2009, Moody’s Investors Service, Inc. downgraded KMP’s commercial paper rating to Prime-3 from Prime-2 and assigned a negative outlook to KMP’s long-term credit rating.  As a result of these revisions and the commercial paper market conditions throughout 2009, KMP was unable to access commercial paper borrowings throughout 2009.

However, on February 25, 2010, Standard & Poor’s revised its outlook on KMP’s long-term credit rating to stable from negative, affirmed our long-term credit rating at BBB, and raised KMP’s short-term credit rating to A-2 from A-3.  The rating agency’s revisions reflected its expectations that KMP’s financial profile will improve due to lower guaranteed debt obligations and higher expected cash flows associated with the completion and start-up of KMP’s 50%-owned Rockies Express and Midcontinent Express natural gas pipeline systems and its fully-owned Kinder Morgan Louisiana natural gas pipeline system.  Due to this favorable change in KMP’s short-term credit rating it resumed issuing commercial paper in March 2010. However, in the near term, KMP expects that most of its financing and short-term liquidity needs will continue to be met primarily through borrowings made under its bank credit facility.

2009 Kinder Morgan G.P., Inc.

 Long-Term Debt

Our long-term debt balance, excluding the value of interest rate swaps, as of December 31, 2009 was $10,106.2 million.  The balance consisted of the following (in millions):

December 31, 2009
Kinder Morgan G.P., Inc.
$1,000 Liquidation Value Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock	$100.0
Kinder Morgan Energy Partners, L.P. borrowings:
6.30% senior notes due February 1, 2009	-
7.50% senior notes due November 1, 2010	251.5
6.75% senior notes due March 15, 2011	703.8
7.125% senior notes due March 15, 2012	455.4
5.85% senior notes due September 15, 2012	500.0
5.00% senior notes due December 15, 2013	493.8
5.125% senior notes due November 15, 2014	492.7
5.625% senior notes due February 15, 2015	300.0
6.00% senior notes due February 1, 2017	598.2
5.95% senior notes due February 15, 2018	975.0
9.00% senior notes due February 1, 2019(a)	500.0
6.85% senior notes due February 15, 2020	700.0
5.80% senior notes due March 1, 2021	400.0
7.40% senior notes due March 15, 2031	308.8
7.75% senior notes due March 15, 2032	314.0
7.30% senior notes due August 15, 2033	511.9
5.80% senior notes due March 15, 2035	480.6
6.50% senior notes due February 1, 2037	396.4
6.95% senior notes due January 15, 2038	1,175.0
6.50% senior notes due September 1, 2039	600.0
Commercial paper borrowings	-
Bank credit facility borrowings	300.0
Subsidiary borrowings:
Arrow Terminals L.P.-IL Development Revenue Bonds due January 1, 2010	5.3
Kinder Morgan Louisiana Pipeline LLC-6.0% LA Development Revenue note due Jan. 1, 2011	5.0
Kinder Morgan Operating L.P. “A”-5.40% BP note, due March 31, 2012	14.9
Kinder Morgan Canada Company-5.40% BP note, due March 31, 2012	13.2
Kinder Morgan Texas Pipeline, L.P.-5.23% Senior Notes, due January 2, 2014	30.5
Kinder Morgan Liquids Terminals LLC-N.J. Development Revenue Bonds due Jan. 15, 2018	25.0
Kinder Morgan Columbus LLC-5.50% MS Development Revenue note due Sept. 1, 2022	8.2
Kinder Morgan Operating L.P. “B”-Jackson-Union Cos. IL Revenue Bonds due April 1, 2024	23.7
International Marine Terminals-Plaquemines, LA Revenue Bonds due March 15, 2025	40.0
Other miscellaneous subsidiary debt	1.3
Unamortized debt discount on senior notes	(21.7)
Current portion of long-term debt	(596.3)
Total long-term debt	$10,106.2
____________
(a)
KMP issued its $500 million in principal amount of 9.00% senior notes due February 1, 2019 in December 2008, and these notes may be repurchased at the noteholders’ option.  Each holder of the notes has the right to require KMP to repurchase all or a portion of the notes owned by such holder on February 1, 2012 at a purchase price equal to 100% of the principal amount of the notes tendered by the holder plus accrued and unpaid interest to, but excluding, the repurchase date.  On and after February 1, 2012, interest will cease to accrue on the notes tendered for repayment.  A holder’s exercise of the repurchase option is irrevocable.

Cumulative Preferred Shares

As of December 31, 2009, we had outstanding 100,000 shares of our $1,000 Liquidation Value Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock due 2057.  Until August 18, 2012, dividends will accumulate, commencing on the issue date, at a fixed rate of 8.33% per annum and will be payable quarterly in arrears, when and if declared by our Board of Directors, on February 18, May 18, August 18

2009 Kinder Morgan G.P., Inc.

and November 18 of each year, beginning November 18, 2007. After August 18, 2012, dividends on the preferred stock will accumulate at a floating rate of the 3-month LIBOR plus 3.8975% and will be payable quarterly in arrears, when and if declared by our Board of Directors, on February 18, May 18, August 18 and November 18 of each year, beginning November 18, 2012. The preferred stock has approval rights over a commencement of or filing of voluntary bankruptcy by KMP or its SFPP, L.P. or Calnev Pipe Line LLC subsidiaries.

On January 20, 2010, our Board of Directors declared a quarterly cash dividend on our Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock of $20.825 per share that was paid on February 18, 2010 to stockholders of record as of January 29, 2010.

KMP’s Senior Notes

All of KMP’s fixed rate senior notes provide that it may redeem the notes at any time at a price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date plus a make-whole premium.

During 2009, KMP completed two separate public offerings of senior notes.  With regard to these offerings, KMP received proceeds, net of underwriting discounts and commissions, as follows: (i) $993.3 million from a May 14, 2009 public offering of a total of $1 billion in principal amount of senior notes, consisting of $300 million of 5.625% notes due February 15, 2015, and $700 million of 6.85% notes due February 15, 2020 and (ii) $987.4 million from a September 16, 2009 public offering of a total of $1 billion in principal amount of senior notes, consisting of $400 million of 5.80% notes due March 1, 2021 and $600 million of 6.50% notes due September 1, 2039.  KMP used the proceeds from its 2009 debt offerings to reduce the borrowings under its bank credit facility.

In addition, on February 1, 2009, KMP paid $250 million to retire the principal amount of its 6.30% senior notes that matured on that date.  KMP borrowed the necessary funds under its bank credit facility.

 Interest Rate Swaps

Information on our interest rate swaps is contained in Note 13 “Risk Management—Interest Rate Risk Management.”

KMP’s Subsidiary Debt

KMP’s subsidiaries are obligors on the following debt.  The agreements governing these obligations contain various affirmative and negative covenants and events of default.  KMP does not believe that these provisions will materially affect distributions to its partners.

Arrow Terminals L.P.

KMP’s subsidiary Arrow Terminals L.P. is an obligor on a $5.3 million principal amount of Adjustable Rate Industrial Development Revenue Bonds issued by the Illinois Development Finance Authority.  The bonds have a maturity date of January 1, 2010, and interest on these bonds is paid and computed quarterly at the Bond Market Association Municipal Swap Index.  The bonds are collateralized by a first mortgage on assets of Arrow’s Chicago operations and a third mortgage on assets of Arrow’s Pennsylvania operations.  As of December 31, 2009, the interest rate was 0.365%.  The bonds are also backed by a $5.4 million letter of credit issued by JP Morgan Chase that backs-up the $5.3 million principal amount of the bonds and $0.1 million of interest on the bonds for up to 45 days computed at 12% per annum on the principal amount thereof. On January 4, 2010, Arrow Terminals L.P. paid the $5.3 million outstanding principal amount of the bonds that matured on that date and following its repayment, Arrow Terminals L.P. had no outstanding debt.

Kinder Morgan Operating L.P. “A” Debt

Effective January 1, 2007, KMP acquired the remaining approximately 50.2% interest in the Cochin pipeline system that it did not already own.  As part of the purchase price consideration, two of KMP’s subsidiaries issued a long-term note payable to the seller having a fair value of $42.3 million.  KMP valued the debt equal to the present value of amounts to be paid, determined using an annual interest rate of

2009 Kinder Morgan G.P., Inc.

5.40%.  KMP’s subsidiaries Kinder Morgan Operating L.P. “A” and Kinder Morgan Canada Company are the obligors on the note, and the principal amount of the note, along with interest, is due in five annual installments of $10.0 million beginning March 31, 2008.  The final payment is due March 31, 2012.  The second installment was paid on March 31, 2009, and as of December 31, 2009, the net present value of the note was $28.1 million.

Kinder Morgan Texas Pipeline, L.P. Debt

KMP’s subsidiary, Kinder Morgan Texas Pipeline, L.P. is the obligor on a series of unsecured senior notes with a fixed annual stated interest rate as of August 1, 2005, of 8.85%.  KMP assumed this debt on August 1, 2005 when it acquired a natural gas storage facility located in Liberty County, Texas from a third party, and it valued the debt equal to the present value of amounts to be paid determined using an approximate interest rate of 5.23%.  The assumed principal amount, along with interest, is due in monthly installments of approximately $0.7 million, and the final payment is due January 2, 2014.  As of December 31, 2009, Kinder Morgan Texas Pipeline L.P.’s outstanding balance under the senior notes was $30.5 million.  Additionally, the unsecured senior notes may be prepaid at any time in amounts of at least $1.0 million and at a price equal to the higher of par value or the present value of the remaining scheduled payments of principal and interest on the portion being prepaid.

Kinder Morgan Liquids Terminals LLC Debt

Kinder Morgan Liquids Terminals LLC is the obligor on $25.0 million of Economic Development Revenue Refunding Bonds issued by the New Jersey Economic Development Authority.  These bonds have a maturity date of January 15, 2018.  Interest on these bonds is computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed during Commercial Paper, Daily or Weekly Rate Periods and on the basis of a 360-day year consisting of twelve 30-day months during a Term Rate Period.  As of December 31, 2009, the interest rate was 0.19%.  KMP has an outstanding letter of credit issued by Citibank in the amount of $25.4 million that backs-up the $25.0 million principal amount of the bonds and $0.4 million of interest on the bonds for up to 46 days computed at 12% on a per annum basis on the principal thereof.

Kinder Morgan Operating L.P. “B” Debt

KMP’s subsidiary Kinder Morgan Operating L.P. “B” is the obligor of a principal amount of $23.7 million of tax-exempt bonds due April 1, 2024.  The bonds were issued by the Jackson-Union Counties Regional Port District, a political subdivision embracing the territories of Jackson County and Union County in the state of Illinois. These variable rate demand bonds bear interest at a weekly floating market rate and are backed-up by a letter of credit issued by Wachovia.

As of December 31, 2009, the interest rate on these bonds was 0.21%.  KMP’s outstanding letter of credit issued by Wachovia totaled $24.1 million, which backs-up a principal amount of $23.7 million and $0.4 million of interest on the bonds for up to 55 days computed at 12% per annum on the principal amount thereof.

International Marine Terminals Debt

KMP owns a 66 2/3% interest in the International Marine Terminals partnership (“IMT”).  The principal assets owned by IMT are dock and wharf facilities financed by the Plaquemines Port, Harbor and Terminal District (Louisiana) $40.0 million Adjustable Rate Annual Tender Port Facilities Revenue Refunding Bonds (International Marine Terminals Project) Series 1984A and 1984B.  As of December 31, 2009, the interest rate on these bonds was 3.25%.

On March 15, 2005, these bonds were refunded and the maturity date was extended from March 15, 2006 to March 15, 2025.  No other changes were made under the bond provisions.  The bonds are backed by two letters of credit issued by Wachovia Bank, National Association.  On March 19, 2002, an Amended and Restated Letter of Credit Reimbursement Agreement relating to the letters of credit in the amount of $45.5 million was entered into by IMT and KBC Bank.  In connection with that agreement, KMP agreed to guarantee the obligations of IMT in proportion to its ownership interest.  KMP’s obligation is approximately $30.3 million for principal, plus interest and other fees.

2009 Kinder Morgan G.P., Inc.

Gulf Opportunity Zone Bonds

To help fund KMP’s business growth in the states of Mississippi and Louisiana, it completed the purchase of a combined $13.2 million in principal amount of tax exempt revenue bonds in two separate transactions in December 2008.  The bond offerings were issued under the Gulf Opportunity Zone Act of 2005 and consisted of the following: (i) $8.2 million in principal amount of 5.5% Development Revenue Bonds issued by the Mississippi Business Finance Corporation (“MBFC”), a public, non-profit corporation that coordinates a variety of resources used to assist business and industry in the state of Mississippi and (ii) $5.0 million in principal amount of 6.0% Development Revenue Bonds issued by the Louisiana Community Development Authority, a political subdivision of the state of Louisiana.

The Mississippi revenue bonds mature on September 1, 2022, and both principal and interest is due in full at maturity.  KMP holds an option to redeem in full (and settle the note payable to MBFC) the principal amount of bonds it holds without penalty after one year.  The Louisiana revenue bonds have a maturity date of January 1, 2011 and provide for semi-annual interest payments each July 1 and January 1.

Maturities of Debt

The scheduled maturities of KMP’s outstanding debt, excluding the value of interest rate swaps, as of December 31, 2009, are summarized as follows (in millions):

Year	Commitment
2010	$596.3
2011	725.3
2012	1,472.3
2013	501.1
2014	493.3
Thereafter	6,914.2
Total	$10,702.5

9.  Employee Benefits

Two of KMP’s subsidiaries, Kinder Morgan Canada Inc. and Trans Mountain Pipeline ULC (as general partner of Trans Mountain Pipeline L.P.) are sponsors of pension plans for eligible Trans Mountain employees.  The plans include registered defined benefit pension plans, supplemental unfunded arrangements, which provide pension benefits in excess of statutory limits, and defined contributory plans.  KMP also provides postretirement benefits other than pensions for retired employees.

As of December 31, 2009, KMP estimates its overall net periodic pension and postretirement benefit costs for these plans for the year 2010 will be approximately $3.6 million, although this estimate could change if there is a significant event, such as a plan amendment or a plan curtailment, which would require a remeasurement of liabilities.  KMP expects to contribute approximately $4.8 million to these benefit plans in 2010.

Additionally, in connection with KMP’s acquisition of SFPP, L.P. and Kinder Morgan Bulk Terminals, Inc. in 1998, KMP acquired certain liabilities for pension and postretirement benefits.  KMP provides medical and life insurance benefits to current employees, their covered dependents and beneficiaries of SFPP and Kinder Morgan Bulk Terminals.  KMP also provides the same benefits to former salaried employees of SFPP.  Additionally, KMP will continue to fund these costs for those employees currently in the plan during their retirement years.  SFPP’s postretirement benefit plan is frozen and no additional participants may join the plan.  The noncontributory defined benefit pension plan covering the former employees of Kinder Morgan Bulk Terminals is the Kinder Morgan, Inc. Retirement Plan.  The benefits under this plan are based primarily upon years of service and final average pensionable earnings; however, benefit accruals were frozen as of December 31, 1998.

As of December 31, 2009, KMP estimates its overall net periodic postretirement benefit cost for the SFPP postretirement benefit plan for the year 2010 will be a credit of less than $0.1 million; however, this estimate could change if a future significant event would require a remeasurement of liabilities.  In

2009 Kinder Morgan G.P., Inc.

addition, KMP expects to contribute approximately $0.3 million to this postretirement benefit plan in 2010.

As of December 31, 2009, the recorded value of KMP’s pension and postretirement benefit obligations for these plans was a combined $37.4 million.  KMP considers its pension and postretirement benefit liability exposure and the fair value of its pension and postretirement plan assets to be minimal in relation to the value of its total consolidated assets.

Multiemployer Plans

As a result of acquiring several terminal operations, primarily KMP’s acquisition of Kinder Morgan Bulk Terminals, Inc. effective July 1, 1998, KMP participates in several multi-employer pension plans for the benefit of employees who are union members.  KMP does not administer these plans and contribute to them in accordance with the provisions of negotiated labor contracts.  Other benefits include a self-insured health and welfare insurance plan and an employee health plan where employees may contribute for their dependents’ health care costs.

Kinder Morgan Savings Plan

The Kinder Morgan Savings Plan is a defined contribution 401(k) plan.  The plan permits all full-time employees of KMI and KMGP Services Company, Inc. to contribute between 1% and 50% of base compensation, on a pre-tax basis, into participant accounts.  In addition to a contribution equal to 4% of base compensation per year for most plan participants, we may make special discretionary contributions.  Certain employees’ contributions are based on collective bargaining agreements.  The contributions are made each pay period on behalf of each eligible employee.  Participants may direct the investment of their contributions and all employer contributions, including discretionary contributions, into a variety of investments.  Plan assets are held and distributed pursuant to a trust agreement.

Employer contributions for employees vest on the second anniversary of the date of hire.  Effective October 1, 2005, for new employees of the Terminals-KMP segment, a tiered employer contribution schedule was implemented.  This tiered schedule provides for employer contributions of 1% for service less than one year, 2% for service between one and two years, 3% for services between two and five years, and 4% for service of five years or more.  All employer contributions for Terminals-KMP employees hired after October 1, 2005 vest on the third anniversary of the date of hire.

In July 2008, Mr. Richard D. Kinder and KMR’s compensation committee approved a special contribution through July 2009 of an additional 1% of base pay into the Savings Plan for each eligible employee.  Each eligible employee received an additional 1% company contribution based on eligible base pay each pay period beginning with the first pay period of August 2008 and continuing through the last pay period of July 2009.  The additional 1% contribution did not change or otherwise impact the annual 4% contribution that eligible employees also received during that time.  The additional contribution may be converted to any other Savings Plan investment fund at any time and it vested according to the same vesting schedule described in the preceding paragraph.

Since this additional 1% company contribution was discretionary, Mr. Kinder’s and the KMR compensation committee’s approvals will be required for each additional contribution.  Beginning with the first pay period of August 2009 and continuing through the last pay period of December 2009, we did not make any additional discretionary contributions to individual accounts for 2009, and we will not make any additional discretionary contributions to individual accounts for 2009 during the first six months of 2010.

Cash Balance Retirement Plan

Employees of KMGP Services Company, Inc. and KMI are also eligible to participate in a Cash Balance Retirement Plan.  Certain employees continue to accrue benefits through a career-pay formula, “grandfathered” according to age and years of service on December 31, 2000, or collective bargaining arrangements.  All other employees accrue benefits through a personal retirement account in the Cash Balance Retirement Plan.  Under the plan, we credit each participating employee’s personal retirement account an amount equal to 3% of eligible compensation every pay period.  Interest is credited to the personal retirement accounts at the 30-year U.S. Treasury bond rate, or an approved substitute, in effect each year.  Employees become fully vested in the plan after three years, and they may take a lump sum distribution upon termination of employment or retirement.

2009 Kinder Morgan G.P., Inc.

In February 2009, KMI amended the plan in order to reduce its rate of future benefit accruals effective April 12, 2009.  Beginning on that date, and continuing through the last pay period of December 2009, KMI ceased making contribution credits to the accounts of all participating employees of KMGP Services, Inc. and KMI under the cash balance portion of the plan, except to the extent the terms of an applicable collective bargaining agreement required contribution credits be made.  Effective January 1, 2010, all contribution credits on behalf of participating employees resumed.

10.  Stockholders’ Equity

Distributions and Contributions

During the year ended December 31, 2009, we distributed $935.1 million to our sole stockholder, Kinder Morgan (Delaware), Inc., all of which was designated as a return of capital and deducted from additional paid-in capital.

During the year ended December 31, 2009, our sole stockholder, Kinder Morgan (Delaware), Inc., made capital contributions in the amount of $332.4 million. Capital contributions were made in the form of converting our long-term related party note payable balance into equity.

KMP’s Common Units

2009 Issuances

On January 16, 2009, KMP entered into an equity distribution agreement with UBS Securities LLC (“UBS”).  According to the provisions of this agreement, which was amended and restated on October 1, 2009, KMP may offer and sell from time to time common units having an aggregate offering value of up to $600 million through UBS, as sales agent.  Sales of the units will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, in block transactions or as otherwise agreed between KMP and UBS.  Under the terms of this agreement, KMP also may sell common units to UBS as principal for its own account at a price agreed upon at the time of the sale.  Any sale of common units to UBS as principal would be pursuant to the terms of a separate agreement between KMP and UBS.

This equity distribution agreement provides KMP the right, but not the obligation, to sell common units in the future, at prices it deems appropriate.  KMP retains at all times complete control over the amount and the timing of each sale, and it will designate the maximum number of common units to be sold through UBS, on a daily basis or otherwise as it and UBS agree.  UBS will then use its reasonable efforts to sell, as KMP’s sales agent and on its behalf, all of the designated common units.  KMP may instruct UBS not to sell common units if the sales cannot be effected at or above the price designated by it in any such instruction.  Either KMP or UBS may suspend the offering of common units pursuant to the agreement by notifying the other party.

In 2009, KMP issued 5,488,947 of its common units pursuant to this agreement.  After commissions of $4.0 million, KMP received net proceeds from the issuance of these common units of approximately $281.2 million.  The proceeds were used to reduce the borrowings under KMP’s bank credit facility.

KMP also completed three separate underwritten public offerings of its common units in 2009, receiving net proceeds of $874.4 million as discussed following, and in April 2009, it issued 105,752 common units, valued at $5.0 million, as the purchase price for additional ownership interests in certain oil and gas properties.

In the first 2009 underwritten public offering, completed in March, KMP issued 5,666,000 of its common units at a price of $46.95 per unit, less underwriting commissions and expenses.  Net proceeds of $258.0 million were received for the issuance of these common units.  In the second offering, completed in July, 6,612,500 common units were issued at a price of $51.50 per unit, less underwriting commissions and expenses, and received net proceeds of $329.9 million. In its final 2009 public offering, completed in December, KMP issued 5,175,000 common units at a price of $57.15 per unit, less underwriting commissions and expenses, and received net proceeds of $286.5 million for the issuance of these common units.  KMP used the proceeds from each of these three public offerings to reduce the borrowings under its bank credit facility.

2009 Kinder Morgan G.P., Inc.

These KMP’s issuances of common units during the year ended December 31, 2009, collectively, had the associated effects of increasing our (i) noncontrolling interests associated with KMP by $1,158.4 million, (ii) accumulated deferred income taxes by $0.8 million and (iii) additional paid-in capital by $1.4 million.

11.  Related Party Transactions

General and Administrative Expenses

For accounting purposes, KMI was required to allocate to KMP a portion of its 2007 going-private transaction-related amounts, and Kinder Morgan Holdco LLC (KMI’s parent) is required to recognize compensation expense in connection with their Class A-1 and Class B units over the expected life of such units and allocate to KMP a portion of these going-private transaction-related amounts.  As a subsidiary of KMI and Kinder Morgan Holdco LLC, KMP is required to recognize the allocated amounts as expense on its income statements; however,  KMP has no obligation and it does not expect to pay any amounts related to these going-private transaction-related expenses.  Accordingly, we recognize the unpaid amounts as contributions to “Total Stockholders’ Equity” on our balance sheet.  For more information on KMI’s May 2007 going-private transaction, see Note 1.

Asset Acquisitions and Sales

From time to time in the ordinary course of business, KMP buys and sells pipeline and related services from KMI and its subsidiaries.  Such transactions are conducted in accordance with all applicable laws and regulations and on an arms’ length basis consistent with our policies governing such transactions.  In conjunction with KMP’s acquisition of (i) certain Natural Gas Pipelines assets and partnership interests from KMI in December 1999 and December 2000; and (ii) all of the ownership interest in TransColorado Gas Transmission Company LLC from two wholly-owned subsidiaries of KMI on November 1, 2004, KMI agreed to indemnify KMP and us with respect to approximately $733.5 million of KMP’s debt.  KMI would be obligated to perform under this indemnity only if KMP was unable, and/or its assets were insufficient to satisfy its obligations.

Operations

Natural Gas Pipelines-KMP and Products Pipelines-KMP Business Segments

KMI (or its subsidiaries) operates and maintain for KMP the assets comprising the Natural Gas Pipelines-KMP business segment.  KMI operates Trailblazer Pipeline Company LLC’s assets under a long-term contract pursuant to which Trailblazer Pipeline Company LLC incurs the costs and expenses related to KMI’s operating and maintaining the assets.  Trailblazer Pipeline Company LLC provides the funds for its own capital expenditures.  KMI does not profit from or suffer loss related to its operation of Trailblazer Pipeline Company LLC’s assets.

The remaining assets comprising the Natural Gas Pipelines-KMP business segment as well as KMP’s Cypress Pipeline, which is part of the Products Pipelines-KMP business segment, are operated under other agreements between KMI and KMP.

CO2–KMP Business Segment

KMI or its subsidiaries also operate and maintain for KMP the power plant it constructed at the SACROC oil field unit, located in the Permian Basin area of West Texas.  The power plant provides nearly half of SACROC’s current electricity needs.  Kinder Morgan Power Company, a subsidiary of KMI, operates and maintains the power plant under a five-year contract expiring in June 2010.

In addition, Kinder Morgan Production Company is responsible for processing and directly paying invoices for fuels utilized by the plant.  Other materials, including but not limited to lubrication oil, hydraulic oils, chemicals, ammonia and any catalyst are purchased by KMI and invoiced monthly as provided by the contract, if not paid directly by Kinder Morgan Production Company.

2009 Kinder Morgan G.P., Inc.

Derivative Counterparties

Certain of KMP business activities expose it to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil.  KMP also has exposure to interest rate risk as a result of the issuance of its fixed rate debt obligations.  Pursuant to KMP management’s approved risk management policy, it uses derivative contracts to hedge or reduce its exposure to these risks and protect its profit margins.

KMP commodity-related risk management activities are monitored by its risk management committee, which is a separately designated standing committee whose job responsibilities involve operations exposed to commodity market risk and other external risks in the ordinary course of business.  The risk management committee is charged with the review and enforcement of KMP management’s risk management policy.  The committee is comprised of 17 executive-level employees of KMI or KMGP Services Company, Inc. whose job responsibilities involve operations exposed to commodity market risk and other external risks in the ordinary course of our businesses.  The committee is chaired by KMP’s President and is charged with the following three responsibilities: (i) establish and review risk limits consistent with the risk tolerance philosophy; (ii) recommend to the audit committee of KMP’s general partner’s delegate any changes, modifications, or amendments to the risk management policy; and (iii) address and resolve any other high-level risk management issues.

As a result of KMI’s going-private transaction, a number of individuals and entities became significant investors in KMI, and by virtue of the size of its ownership interest in KMI, one of those investors—Goldman Sachs Capital Partners and certain of its affiliates—remains a “related party” (as that term is defined in authoritative accounting literature) to KMP as of December 31, 2009.  Goldman Sachs has also acted in the past, and may act in the future, as an underwriter for equity and/or debt issuances for KMP, and Goldman Sachs effectively owned 49% of the terminal assets KMP acquired from US Development Group LLC (discussed in Note 3).

In addition, KMP conducts energy commodity risk management activities in the ordinary course of implementing its risk management strategies, as discussed preceding, in which the counterparty to certain of its derivative transactions is an affiliate of Goldman Sachs, and in conjunction with these activities, KMP is a party (through one of its subsidiaries engaged in the production of crude oil) to a hedging facility with J. Aron & Company/Goldman Sachs.  The hedging facility requires KMP to provide certain periodic information, but does not require the posting of margin.  As a result of changes in the market value of KMP’s derivative positions, it has created both amounts receivable from and payable to Goldman Sachs affiliates.

The following table summarizes the fair values of KMP’s energy commodity derivative contracts that are (i) associated with commodity price risk management activities with J. Aron & Company/Goldman Sachs; and (ii) included within “Fair value of derivative contracts” on our accompanying consolidated balance sheet as of December 31, 2009 (in millions):

December 31, 2009
Derivatives-asset/(liability)
Current assets	$4.3
Noncurrent assets	18.4
Current liabilities	(96.8)
Noncurrent liabilities	(190.8)

For more information on KMP’s risk management activities see Note 13.

KM Insurance, Ltd.

KM Insurance, Ltd. is a Bermuda insurance company and wholly-owned subsidiary of KMI.  KM Insurance, Ltd. was formed during the second quarter of 2005 as a Class 2 Bermuda insurance company, the sole business of which is to issue policies for KMI and KMP to secure the deductible portion of our workers compensation, automobile liability, and general liability policies placed in the commercial insurance market.

2009 Kinder Morgan G.P., Inc.

Notes Receivable

Plantation Pipe Line Company

KMP has a seven-year note receivable bearing interest at the rate of 4.72% per annum from Plantation Pipe Line Company, our 51.17%-owned equity investee.  The outstanding note receivable balance was $84.8 million as of December 31, 2009.  Of this amount, $2.6 million was included within “Accounts, notes and interest receivable, net,” on our accompanying consolidated balance sheet as of December 31, 2009 and the remainder was included within “Notes receivable.”

Express US Holdings LP

In conjunction with the acquisition of KMP’s 33 1/3% equity ownership interest in the Express pipeline system from KMI on August 28, 2008 (discussed in Note 3), it acquired a long-term investment in a C$113.6 million debt security issued by Express US Holdings LP (the obligor), the partnership that maintains ownership of the U.S. portion of the Express pipeline system.  As of the acquisition date, the value of this unsecured debenture was equal to KMI’s carrying value of $107.0 million.  The debenture is denominated in Canadian dollars, due in full on January 9, 2023, bears interest at the rate of 12.0% per annum, and provides for quarterly payments of interest in Canadian dollars on March 31, June 30, September 30 and December 31 each year.

As of December 31, 2009, the outstanding note receivable balance, representing the translated amount included in our consolidated balance sheet in U.S. dollars, was $108.1 million and this amount was included within “Notes receivable” on our accompanying consolidated balance sheet.

Other Receivables and Payables

As of December 31, 2009, our related party receivables (other than note receivables discussed above in “—Notes Receivable”) totaled $37.3 million consisting of (i) $34.2 million included within “Accounts, notes and interest receivable, net” primarily related to receivables due from the Express pipeline system, NGPL and KMI; and (ii) $3.1 million of natural gas imbalance receivables, primarily due from NGPL and included within “Other current assets.”

As of December 31, 2009, our related party payables totaled $1.2 million and was included within “Accounts payable” on our accompanying balance sheet.

Other

Generally, KMR makes all decisions relating to the management and control of KMP’s business.  We own all of KMR’s voting securities and elect all of KMR's directors.  KMI, through its wholly owned and controlled subsidiary Kinder Morgan (Delaware), Inc., owns all our common stock.  Certain conflicts of interest could arise as a result of the relationships among KMR, KMP, KMI and us.  The officers of KMI have fiduciary duties to manage KMI, including selection and management of its investments in its subsidiaries and affiliates, in a manner beneficial to themselves.  In general, KMR has a fiduciary duty to manage KMP in a manner beneficial to KMP’s unitholders.

The partnership agreements for KMP and its operating partnerships contain provisions that allow KMR to take into account the interests of parties in addition to KMP in resolving conflicts of interest, thereby limiting its fiduciary duty to KMP’s unitholders, as well as provisions that may restrict the remedies available to KMP’s unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty.  The partnership agreements also provide that in the absence of bad faith by KMR, the resolution of a conflict by KMR will not be a breach of any duties.  The duty of the officers of KMI may, therefore, come into conflict with the duties of KMR and its directors and officers to KMP’s unitholders.  The audit committee of KMR’s board of directors will, at the request of KMR, review (and is one of the means for resolving) conflicts of interest that may arise between KMI or its subsidiaries, on the one hand, and KMP, on the other hand.

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12.  Commitments and Contingent Liabilities

Leases

The amount of capital leases included within “Property, Plant and Equipment, net” in our accompanying consolidated balance sheet as of December 31, 2009 are not material to our consolidated balance sheet.  Including probable elections to exercise renewal options, the remaining terms on KMP’s operating leases range from one to 59 years.  Future commitments related to these leases as of December 31, 2009 are as follows (in millions):

Year	Commitment
2010	$37.7
2011	32.2
2012	23.5
2013	16.8
2014	13.6
Thereafter	38.7
Total minimum payments	$162.5

KMP has not reduced its total minimum payments for future minimum sublease rentals aggregating approximately $0.4 million.

KMP’s Share Based Compensation

KMP has two common unit-based compensation plans: The Directors’ Unit Appreciation Rights Plan and the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors.

The Directors’ Unit Appreciation Rights Plan was established on April 1, 2003. Pursuant to this plan, and on this date of adoption, each of KMR’s then three non-employee directors was granted 7,500 common unit appreciation rights.  In addition, 10,000 common unit appreciation rights were granted to each of KMR’s then three non-employee directors on January 21, 2004, at the first meeting of the board in 2004.  During the first board meeting of 2005, the plan was terminated and replaced by the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors (discussed following); however, all unexercised awards made under the plan remain outstanding.

Upon the exercise of unit appreciation rights, KMP will pay, within thirty days of the exercise date, the participant an amount of cash equal to the excess, if any, of the aggregate fair market value of the unit appreciation rights exercised as of the exercise date over the aggregate award price of the rights exercised.  The fair market value of one unit appreciation right as of the exercise date will be equal to the closing price of one common unit on the New York Stock Exchange on that date.  The award price of one unit appreciation right will be equal to the closing price of one common unit on the New York Stock Exchange on the date of grant.  Proceeds, if any, from the exercise of a unit appreciation right granted under the plan will be payable only in cash (that is, no exercise will result in the issuance of additional common units) and will be evidenced by a unit appreciation rights agreement.  All unit appreciation rights granted vest on the six-month anniversary of the date of grant.  If a unit appreciation right is not exercised in the ten year period following the date of grant, the unit appreciation right will expire and not be exercisable after the end of such period.  In addition, if a participant ceases to serve on the board for any reason prior to the vesting date of a unit appreciation right, such unit appreciation right will immediately expire on the date of cessation of service and may not be exercised.

During 2009, 17,500 unit appreciation rights were exercised at an aggregate fair value of $53.75 per unit.  As of December 31, 2009, 17,500 unit appreciation rights had been granted, vested and remained outstanding.

The Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors recognizes that the compensation to be paid to each non-employee director is fixed by the KMR board, generally annually, and that the compensation is payable in cash. Pursuant to the plan, in lieu of receiving cash compensation, each non-employee director may elect to receive common units. A non-

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employee director may make a new election each calendar year. The total number of common units authorized under this compensation plan is 100,000. All common units issued under this plan are subject to forfeiture restrictions that expire six months from the date of issuance. A total of 3,200 common units were issued to non-employee directors in 2009 as a result of their elections to receive common units in lieu of cash compensation.

On January 20, 2010, one of KMR’s directors elected to receive his 2010 compensation in the form of 2,450 KMP common units.

Contingent Debt

KMP’s contingent debt disclosures pertain to certain types of guarantees or indemnifications KMP has made and cover certain types of guarantees included within debt agreements, even if the likelihood of requiring KMP’s performance under such guarantee is remote.  The following is a description of KMP’s contingent debt agreements as of December 31, 2009.

Cortez Pipeline Company Debt

Pursuant to a Throughput and Deficiency Agreement, the partners of Cortez Pipeline Company (Kinder Morgan CO2 Company, L.P. – 50% partner; a subsidiary of Exxon Mobil Corporation – 37% partner; and Cortez Vickers Pipeline Company – 13% partner) are required, on a several, proportional percentage ownership basis, to contribute capital to Cortez Pipeline Company in the event of a cash deficiency.  Furthermore, due to KMP’s indirect ownership of Cortez Pipeline Company through Kinder Morgan CO2 Company, L.P., KMP severally guarantees 50% of the debt of Cortez Capital Corporation, a wholly-owned subsidiary of Cortez Pipeline Company.

On December 11, 2009, Cortez Capital Corporation performed the following:

•
issued $100 million in principal amount of three-year, variable rate Series E notes that mature in full on December 11, 2012.  Interest on the Series E notes is paid quarterly and based on an interest rate of LIBOR plus a spread.  The net proceeds from the sale of the notes were used to repay borrowings under its bank credit facility;

•	amended its bank credit facility to allow for borrowings up to $40.0 million due December 11, 2012; and

•	terminated its commercial paper program.

As of December 31, 2009, in addition to the $100 million of outstanding Series E notes, Cortez Capital Corporation had $42.9 million of outstanding Series D notes and $9.9 million of outstanding borrowings under its credit facility.  Accordingly, as of December 31, 2009, KMP’s contingent share of Cortez’s debt was $76.4 million (50% of total guaranteed borrowings).

With respect to Cortez’s Series D notes, the average interest rate on the notes is 7.14%, and the outstanding $42.9 million principal amount of the notes is due in four equal annual installments of approximately $10.7 million beginning May 2010.  Shell Oil Company shares KMP’s several guaranty obligations jointly and severally; however, KMP is obligated to indemnify Shell for liabilities it incurs in connection with such guaranty.  As of December 31, 2009, JP Morgan Chase has issued a letter of credit on KMP’s behalf in the amount of $21.4 million to secure KMP’s indemnification obligations to Shell for 50% of the $42.9 million in principal amount of Series D notes outstanding as of that date.

Nassau County, Florida Ocean Highway and Port Authority Debt

KMP has posted a letter of credit as security for borrowings under Adjustable Demand Revenue Bonds issued by the Nassau County, Florida Ocean Highway and Port Authority.  The bonds were issued for the purpose of constructing certain port improvements located in Fernandino Beach, Nassau County, Florida.  KMP’s subsidiary, Nassau Terminals LLC is the operator of the marine port facilities.  The bond indenture is for 30 years and allows the bonds to remain outstanding until December 1, 2020.  Principal payments on the bonds are made on the first of December each year and corresponding reductions are made to the letter of credit.  As of December 31, 2009, this letter of credit had a face amount of $19.8 million.

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Rockies Express Pipeline LLC Debt

Pursuant to certain guaranty agreements, all three member owners of Rockies Express Pipeline LLC had agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in Rockies Express Pipeline LLC, borrowings under Rockies Express’ $2.0 billion five-year, unsecured revolving credit facility (due April 28, 2011) and Rockies Express’ $2.0 billion commercial paper program.  Rockies Express Pipeline LLC is an equity method investee of KMP, and the three member owners and their respective ownership interests consist of the following: KMP’s subsidiary Kinder Morgan West2East Pipeline LLC – 50%, a subsidiary of Sempra Energy – 25%, and a subsidiary of ConocoPhillips – 25%. See Subsequent Events following.

Prior to completing construction of its Rockies Express interstate natural gas pipeline system in November 2009, borrowings under the Rockies Express’ commercial paper program and/or its credit facility were primarily used to finance pipeline construction costs and to pay related expenses.  Subsequent borrowings can be used for general corporate purposes.  The credit facility, which could be amended to allow for borrowings of up to $2.5 billion (through April 8, 2010), supports borrowings under the commercial paper program, and borrowings under the commercial paper program reduce the borrowings allowed under the credit facility.  Lehman Brothers Commercial Bank was a lending bank with a $41 million commitment under Rockies Express Pipeline LLC’s $2.0 billion credit facility, and during the first quarter of 2009, Rockies Express amended its facility to remove Lehman Brothers Commercial Bank as a lender, thus reducing the borrowing capacity under the facility by $41.0 million.  However, the commitments of the other banks remain unchanged, and the facility is not defaulted.

In October 2008, Standard & Poor’s Rating Services lowered Rockies Express’ short-term credit rating to A-3 from A-2, and effective November 20, 2009, Rockies Express terminated its commercial paper program.  Rockies Express expects that its financing and liquidity needs will continue to be met through both borrowings made under its long-term bank credit facility and contributions by its equity investors.  As of December 31, 2009, Rockies Express had outstanding borrowings of $1,672.7 million under its credit facility.  Accordingly, as of December 31, 2009, KMP’s contingent share of Rockies Express’ debt was $836.4 million (50% of total guaranteed borrowings).

On August 20, 2009, Rockies Express paid $600 million to retire the principal amount of its floating rate senior notes that matured on that date.  It obtained the necessary funds to repay these senior notes from contributions received from its equity investors, including $306.0 million received from KMP (51% of total principal repayments, corresponding to KMP’s percentage ownership at that time).

Subsequent Events

On March 22, 2010, Rockies Express issued $1.7 billion of senior notes consisting of $450.0 million of 3.90% senior notes due April 15, 2015, $750.0 million of 5.625% senior notes due April 15, 2020, and $500.0 million of 6.875% senior notes due April 15, 2040. All payments of principal and interest in respect of these notes are the sole obligation of Rockies Express. Rockies Express used the net proceeds received of approximately $1,685.7 million to reduce borrowings under its credit facility.

On April 8, 2010, Rockies Express Pipeline LLC amended its bank credit facility to allow for borrowings up to $200 million, and on this same date, each of its three member owners were released from their respective debt obligations under the previous guaranty agreements.  Accordingly, KMP no longer has a contingent debt obligation with Rockies Express Pipeline LLC.

Midcontinent Express Pipeline LLC Debt

Pursuant to certain guaranty agreements, both of the member owners of Midcontinent Express Pipeline LLC have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in Midcontinent Express, borrowings under its $255.4 million three-year, unsecured revolving credit facility due February 28, 2011.  The facility is with a syndicate of financial institutions with Bank of Tokyo-Mitsubishi UFJ (and formerly the Royal Bank of Scotland plc) as the administrative agent.  Midcontinent Express is an equity method investee of KMP, and the two member owners and their respective ownership interests consist of the following: KMP’s subsidiary Kinder Morgan Operating L.P. “A” – 50%, and Energy Transfer Partners, L.P. – 50%.

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Borrowings under the credit facility can be used for general limited liability company purposes, and in the fourth quarter of 2009, Midcontinent Express amended and reduced the borrowing capacity of its credit facility from $1.4 billion to $255.4 million after completing permanent long-term financing (discussed below) and removing Lehman Brothers Commercial Bank as a lender under the facility.  As of December 31, 2009, Midcontinent Express had outstanding borrowings of $29.5 million under its bank credit facility.  Accordingly, as of December 31, 2009, KMP’s contingent share of Midcontinent Express’ debt was $14.8 million (50% of total borrowings).  Furthermore, the credit facility can be used for the issuance of letters of credit to support the operation of the Midcontinent Express pipeline system, and as of December 31, 2009, a letter of credit having a face amount of $33.3 million was issued under the credit facility.  Accordingly, as of December 31, 2009, KMP’s contingent responsibility with regard to this outstanding letter of credit was $16.7 million (50% of total face amount).

On September 16, 2009, Midcontinent Express completed a private offering of an aggregate of $800 million in principal amount of fixed rate senior notes.  Midcontinent Express received net proceeds of $793.9 million from this offering, after deducting the initial purchasers’ discount and estimated offering expenses, and the net proceeds from the sale of the notes were used to repay borrowings under its revolving credit facility.  All payments of principal and interest in respect of the notes are the sole obligation of Midcontinent Express.  Noteholders will have no recourse against KMP, Energy Transfer Partners, or against any of KMP’s or their respective officers, directors, employees, members, managers, unitholders or affiliates for any failure by Midcontinent Express to perform or comply with its obligations pursuant to the notes or the indenture.

Fayetteville Express Pipeline LLC Debt

Pursuant to certain guaranty agreements, both of the member owners of Fayetteville Express Pipeline LLC have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in Fayetteville Express, borrowings under its $1.1 billion two and one-half year, unsecured revolving credit facility, entered into on November 13, 2009 and due May 11, 2012.  The facility is with a syndicate of financial institutions with The Royal Bank of Scotland plc as the administrative agent.  Borrowings under the credit facility will be used to finance the construction of the Fayetteville Express natural gas pipeline system and to pay related expenses.  Fayetteville Express is an equity method investee of KMP, and the two member owners and their respective ownership interests consist of the following: KMP’s subsidiary Kinder Morgan Operating L.P. “A” – 50%, and Energy Transfer Partners, L.P. – 50%.

As of December 31, 2009, Fayetteville Express had outstanding borrowings of $355.0 million under its bank credit facility.  Accordingly, as of December 31, 2009, KMP’s contingent share of Fayetteville Express’ debt was $177.5 million (50% of total borrowings).

13.  Risk Management

Certain of KMP’s business activities expose it to risks associated with unfavorable changes in the market price of natural gas, natural gas liquids and crude oil. KMP also has exposure to interest rate risk as a result of the issuance of its debt obligations.  Pursuant to its approved risk management policy, KMP uses derivative contracts to hedge or reduce its exposure to certain of these risks.

Energy Commodity Price Risk Management

KMP is exposed to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil as a result of the forecasted purchase or sale of these products.  Specifically, these risks are primarily associated with unfavorable price volatility related to (i) pre-existing or anticipated physical natural gas, natural gas liquids and crude oil sales; (ii) natural gas purchases; and (iii) natural gas system use and storage.  The unfavorable price changes are often caused by shifts in the supply and demand for these commodities, as well as their locations.

KMP’s principal use of energy commodity derivative contracts is to mitigate the risk associated with unfavorable market movements in the price of energy commodities.  KMP’s energy commodity derivative contracts act as a hedging (offset) mechanism against the volatility of energy commodity prices by allowing it to transfer this price risk to counterparties who are able and willing to bear it.

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For derivative contracts that are designated and qualify as cash flow hedges pursuant to generally accepted accounting principles, the portion of the gain or loss on the derivative contract that is effective in offsetting the variable cash flows associated with the hedged forecasted transaction is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedged transaction affects earnings (e.g., in “revenues” when the hedged transactions are commodity sales).  The remaining gain or loss on the derivative contract in excess of the cumulative change in the present value of future cash flows of the hedged item, if any (i.e., the ineffective portion), is recognized in earnings during the current period.  The effectiveness of hedges using an option contract may be assessed based on changes in the option’s intrinsic value with the change in the time value of the contract being excluded from the assessment of hedge effectiveness.  Changes in the excluded component of the change in an option’s time value are included currently in earnings.

The “Accumulated other comprehensive loss” balance included in our Stockholder’s Equity was $78.4 million as of December 31, 2009. This total included  “Accumulated other comprehensive loss” amounts associated with energy commodity price risk management activities of $91.6 million as of December 31, 2009.  Approximately $37.1 million of the total amount associated with energy commodity price risk management activities and included in our Stockholder’s Equity as of December 31, 2009 is expected to be reclassified into earnings during the next twelve months (when the associated forecasted sales and purchases are also expected to occur), and as of December 31, 2009, the maximum length of time over which KMP has hedged its exposure to the variability in future cash flows associated with energy commodity price risk is through December 2014.

As of December 31, 2009, KMP had entered into the following outstanding commodity forward contracts to hedge our forecasted energy commodity purchases and sales:

Notional quantity
Derivatives designated as hedging contracts
Crude oil	25.6 million barrels
Natural gas(a)	44.3 billion cubic feet
Derivatives not designated as hedging contracts
Natural gas(a)	0.1 billion cubic feet
____________
(a)	Notional quantities are shown net.

Interest Rate Risk Management

In order to maintain a cost effective capital structure, it is KMP’s policy to borrow funds using a mix of fixed rate debt and variable rate debt.  KMP uses interest rate swap agreements to manage the interest rate risk associated with the fair value of its fixed rate borrowings and to effectively convert a portion of the underlying cash flows related to its long-term fixed rate debt securities into variable rate cash flows in order to achieve its desired mix of fixed and variable rate debt.

Since the fair value of fixed rate debt varies inversely with changes in the market rate of interest, KMP enters into swap agreements to receive a fixed and pay a variable rate of interest in order to convert the interest expense associated with certain of its senior notes from fixed rates to variable rates, resulting in future cash flows that vary with the market rate of interest.  These swaps, therefore, hedge against changes in the fair value of KMP’s fixed rate debt that result from market interest rate changes.  For derivative contracts that are designated and qualify as a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings.

During 2009, KMP terminated an existing fixed-to-variable interest rate swap agreement having a notional principal amount of $300 million and a maturity date of March 15, 2031, and entered into sixteen separate fixed-to-variable swap agreements having a combined notional principal amount of $2.95 billion.  KMP received proceeds of $144.4 million from the early termination of the $300 million swap agreement.  In addition, an existing fixed-to-variable rate swap agreement having a notional principal amount of $250 million matured on February 1, 2009.  This swap agreement corresponded with the maturity of KMP’s $250 million in principal amount of 6.30% senior notes that also matured on that date (discussed

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in Note 8).

Therefore, as of December 31, 2009, KMP had a combined notional principal amount of $5.2 billion of fixed-to-variable interest rate swap agreements effectively converting the interest expense associated with certain series of its senior notes from fixed rates to variable rates based on an interest rate of LIBOR plus a spread.  All of KMP’s swap agreements have termination dates that correspond to the maturity dates of its related series of senior notes and, as of December 31, 2009, the maximum length of time over which KMP has hedged a portion of its exposure to the variability in the value of this debt due to interest rate risk is through January 15, 2038.

Fair Value of Derivative Contracts

The fair values of KMP’s current and non-current asset and liability derivative contracts are each reported separately as “Fair value of derivative contracts” on our accompanying consolidated balance sheet.  The following table summarizes the fair values of KMP’s derivative contracts included on our accompanying consolidated balance sheet  as of December 31, 2009 (in millions):

Fair Value of Derivative Contracts

	Asset derivatives December 31, 2009		Liability derivatives December 31, 2009
	Balance sheet location	Fair value	Balance sheet location	Fair value
Derivatives designated as hedging contracts
Energy commodity derivative contracts	Current	$19.1	Current	$(270.8)
	Non-current	57.3	Non-current	(241.5)
Subtotal		76.4		(512.3)

Interest rate swap agreements	Non-current	222.5	Non-current	(218.6)
Total		298.9		(730.9)

Derivatives not designated as hedging contracts
Energy commodity derivative contracts	Current	1.7	Current	(1.2)

Total derivatives		$300.6		$(732.1)

The offsetting entry to adjust the carrying value of the debt securities whose fair value was being hedged is included within “Value of interest rate swaps” on our accompanying consolidated balance sheet, which also includes any unamortized portion of proceeds received from the early termination of interest rate swap agreements.  As of December 31, 2009, this unamortized premium totaled $323.2 million.

The above disclosures regarding derivative contracts and hedging activities are made pursuant to provisions included within the Codification’s “Derivatives and Hedging” Topic.  These provisions provide for enhanced disclosure requirements that include, among other things, (i) a tabular summary of the fair value of derivative contracts; (ii) disclosure of derivative features that are credit-risk–related to provide more information regarding an entity’s liquidity; and (iii) cross-referencing within footnotes to make it easier for financial statement users to locate important information about derivative contracts.  We adopted these provisions on January 1, 2009, and the adoption of these disclosure provisions did not have a material impact on our consolidated balance sheet.

Credit Risks

KMP has counterparty credit risk as a result of its use of financial derivative contracts.  Its counterparties consist primarily of financial institutions, major energy companies and local distribution companies.  This concentration of counterparties may impact its overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

KMP maintains credit policies with regard to its counterparties that it believes minimize KMP’s overall credit risk.  These policies include (i) an evaluation of potential counterparties’ financial condition

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(including credit ratings); (ii) collateral requirements under certain circumstances; and (iii) the use of standardized agreements which allow for netting of positive and negative exposure associated with a single counterparty.  Based on KMP’s policies, exposure, credit and other reserves, our management does not anticipate a material adverse effect on our financial position as a result of counterparty performance.

KMP’s over-the-counter swaps and options are entered into with counterparties outside central trading organizations such as futures, options or stock exchanges.  These contracts are with a number of parties, all of which have investment grade credit ratings.  While KMP enters into derivative transactions principally with investment grade counterparties and actively monitor their ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future.

The maximum potential exposure to credit losses on KMP’s derivative contracts as of December 31, 2009 was (in millions):

Asset position
Interest rate swap agreements	$222.5
Energy commodity derivative contracts	78.1
Gross exposure	300.6
Netting agreement impact	(74.7)
Net exposure	$225.9

In conjunction with the purchase of exchange-traded derivative contracts or when the market value of KMP’s derivative contracts with specific counterparties exceeds established limits, KMP is required to provide collateral to its counterparties, which may include posting letters of credit or placing cash in margin accounts.  As of December 31, 2009, KMP had outstanding letters of credit totaling $55.0 million in support of its hedging of energy commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil.

Additionally, as of December 31, 2009, KMP had cash margin deposits associated with its energy commodity contract positions and over-the-counter swap partners totaling $15.2 million, and this amount was reported as “Restricted deposits” in our accompanying consolidated balance sheet.

KMP also has agreements with certain counterparties to its derivative contracts that contain provisions requiring it to post additional collateral upon a decrease in its credit rating.  Based on contractual provisions as of December 31, 2009, KMP estimates that if its credit rating was downgraded, it would have the following additional collateral obligations (in millions):

Credit Ratings Downgraded(a)	Incremental obligations	Cumulative obligations(b)
One notch to BBB-/Baa3	$58.1	$128.3

Two notches to below BBB-/Baa3 (below investment grade)	$76.9	$205.2

__________
(a)
If there are split ratings among the independent credit rating agencies, most counterparties use the higher credit rating to determine KMP’s incremental collateral obligations, while the remaining use the lower credit rating.  Therefore, a one notch downgrade to BBB-/Baa3 by one agency would not trigger the entire $58.1 million incremental obligation.

(b)	Includes current posting at current rating.

14.  Fair Value Measurements

Our fair value measurements and disclosures are made in accordance with the “Fair Value Measurements and Disclosures” Topic of the Codification.  This Topic establishes a single definition of fair value in generally accepted accounting principles and prescribes disclosures about fair value measurements.

We adopted the provisions of this Topic for our financial assets and financial liabilities effective January 1, 2008, and the adoption did not have a material impact on our balance sheet since we already

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applied its basic concepts in measuring fair values.  With regard to our non-financial assets and non-financial liabilities, we adopted the provisions of this Topic effective January 1, 2009.  This includes applying the provisions to (i) nonfinancial assets and liabilities initially measured at fair value in business combinations; (ii) reporting units or nonfinancial assets and liabilities measured at fair value in conjunction with goodwill impairment testing; (iii) other nonfinancial assets measured at fair value in conjunction with impairment assessments; and (iv) asset retirement obligations initially measured at fair value.  The adoption for non-financial assets and liabilities did not have a material impact on our balance sheet since we already applied its basic concepts in measuring fair values.

The Codification emphasizes that fair value is a market-based measurement that should be determined based on assumptions (inputs) that market participants would use in pricing an asset or liability.  Inputs may be observable or unobservable, and valuation techniques used to measure fair value should maximize the use of relevant observable inputs and minimize the use of unobservable inputs. Accordingly, the Codification establishes a hierarchal disclosure framework that ranks the quality and reliability of information used to determine fair values.  The hierarchy is associated with the level of pricing observability utilized in measuring fair value and defines three levels of inputs to the fair value measurement process—quoted prices are the most reliable valuation inputs, whereas model values that include inputs based on unobservable data are the least reliable.  Each fair value measurement must be assigned to a level corresponding to the lowest level input that is significant to the fair value measurement in its entirety.

The three broad levels of inputs defined by the fair value hierarchy are as follows:

▪	Level 1 Inputs—quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

▪
Level 2 Inputs—inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.  If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability; and

▪
Level 3 Inputs—unobservable inputs for the asset or liability.  These unobservable inputs reflect the entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances (which might include the reporting entity’s own data).

Fair Value of Derivative Contracts

The following two tables summarize the fair value measurements of KMP’s (i) energy commodity derivative contracts; and (ii) interest rate swap agreements as of December 31, 2009 based on the three levels established by the Codification and does not include cash margin deposits, which are reported as “Restricted deposits” in our accompanying consolidated balance sheet  (in millions):

	Asset fair value measurements using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of December 31, 2009
Energy commodity derivative contracts(a)	$78.1	$-	$14.4	$63.7
Interest rate swap agreements	$222.5	$-	$222.5	$-

	Liability fair value measurements using
	Total	Quoted prices in active markets for identical liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of December 31, 2009
Energy commodity derivative contracts(b)	$(513.5)	$-	$(462.8)	$(50.7)
Interest rate swap agreements	$(218.6)	$-	$(218.6)	$-
__________
(a)	Level 2 consists primarily of OTC West Texas Intermediate hedges and OTC natural gas hedges that are settled on

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NYMEX. Level 3 consists primarily of natural gas basis swaps, natural gas options, and West Texas Intermediate options.
(b)
Level 2 consists primarily of OTC West Texas Intermediate hedges and OTC natural gas hedges that are settled on NYMEX. Level 3 consists primarily of West Texas Sour hedges, natural gas basis swaps, natural gas options, and West Texas Intermediate options.

The table below provides a summary of changes in the fair value of KMP’s Level 3 energy commodity derivative contracts for the year ended December 31, 2009 (in millions):

Significant unobservable inputs (Level 3)

Year Ended December 31, 2009
Derivatives-net asset (liability)
Beginning of period	$44.1
Realized and unrealized net losses	(48.4)
Purchases and settlements	17.3
Transfers in (out) of Level 3	-
End of period	$13.0

Change in unrealized net losses relating to contracts still held at end of period	$(42.1)

In addition, on June 30, 2009, we adopted provisions included within the “Fair Value Measurements and Disclosures” Topic of the Codification.  The provisions provide guidelines for making fair value measurements more consistent with the overall principles presented in the “Fair Value Measurements and Disclosures” Topic.  They provide additional guidance to highlight and expand on the factors that should be considered in estimating fair value when there has been a significant decrease in market activity for a financial asset.  The adoption of the provisions did not have a material impact on our consolidated balance sheet.

Fair Value of Financial Instruments

Fair value as used in the disclosure of financial instruments represents the amount at which an instrument could be exchanged in a current transaction between willing parties.  As December 31, 2009, the estimated fair value of KMP’s outstanding publicly-traded debt is based upon quoted market prices, if available, and for all other debt, fair value is based upon prevailing interest rates currently available to it.  In addition, we adjust (discount) the fair value measurement of our and KMP’s long-term debt for the effect of credit risk.

The estimated fair value of our outstanding debt balance as of December 31, 2009 (both short-term and long-term, but excluding the value of interest rate swaps), is disclosed below (in millions):

	December 31, 2009
	Carrying value	Estimated fair value
Total Debt	$10,702.5	$11,353.7

15.  Reportable Segments

We divide our operations into five reportable business segments.  These segments and their principal source of revenues are as follows:

▪	Products Pipelines - KMP— the transportation and terminaling of refined petroleum products, including gasoline, diesel fuel, jet fuel and natural gas liquids;

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▪	Natural Gas Pipelines - KMP—the sale, transport, processing, treating, storage and gathering of natural gas;

▪
CO2 - KMP —the production and sale of crude oil from fields in the Permian Basin of West Texas and the transportation and marketing of carbon dioxide used as a flooding medium for recovering crude oil from mature oil fields;

▪	Terminals - KMP —the transloading and storing of refined petroleum products and dry and liquid bulk products, including coal, petroleum coke, cement, alumina, salt and other bulk chemicals; and

▪
Kinder Morgan Canada - KMP —the transportation of crude oil and refined products from Alberta, Canada to marketing terminals and refineries in British Columbia, the state of Washington and the Rocky Mountains and Central regions of the United States.

We evaluate performance principally based on each segments’ earnings before depreciation, depletion and amortization expenses (including amortization of excess cost of equity investments), which excludes general and administrative expenses, third-party debt costs and interest expense, unallocable interest income and unallocable income tax expense.  Our reportable segments are strategic business units that offer different products and services.  Each segment is managed separately because each segment involves different products and marketing strategies.

The Products Pipelines-KMP segment derives its revenues primarily from the transportation and terminaling of refined petroleum products, including gasoline, diesel fuel, jet fuel and natural gas liquids.  The Natural Gas Pipelines-KMP segment derives its revenues primarily from the sale, transport, processing, treating, storage and gathering of natural gas.  The CO2-KMP segment derives its revenues primarily from the production and sale of crude oil from fields in the Permian Basin of West Texas and from the transportation and marketing of carbon dioxide used as a flooding medium for recovering crude oil from mature oil fields.  The Terminals-KMP segment derives its revenues primarily from the transloading and storing of refined petroleum products and dry and liquid bulk products, including coal, petroleum coke, cement, alumina, salt and other bulk chemicals.  The Kinder Morgan Canada-KMP business segment derives its revenues primarily from the transportation of crude oil and refined products.

Financial information by segment follows (in millions):

December 31, 2009
Capital expenditures(a)
Products Pipelines - KMP	$199.8
Natural Gas Pipelines - KMP	372.0
CO2 – KMP	341.8
Terminals – KMP	378.2
Kinder Morgan Canada – KMP	32.0
Total consolidated capital expenditures	$1,323.8

Investments at December 31	2009
Products Pipelines - KMP	$328.0
Natural Gas Pipelines - KMP	2,542.9
CO2 – KMP	11.2
Terminals – KMP	18.7
Kinder Morgan Canada – KMP	68.7
Total consolidated investments	$2,969.5

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Assets at December 31	2009
Products Pipelines - KMP	$5,744.3
Natural Gas Pipelines - KMP	10,124.0
CO2 – KMP	3,967.1
Terminals – KMP	4,834.0
Kinder Morgan Canada – KMP	1,797.7
Total segment assets	26,467.1
Corporate assets(b)	548.0
Total consolidated assets	$27,015.1
_________
(a)
Sustaining capital expenditures, including KMP’s share of Rockies Express’ sustaining capital expenditures, totaled $172.2 million. Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of an asset.

(b)
Includes cash and cash equivalents; margin and restricted deposits; unallocable interest receivable, prepaid assets and deferred charges; and risk management assets related to the fair value of interest rate swaps.

Following is geographic information regarding long-lived assets of our business segments (in millions):

December 31,
2009
United States	$18,118.1
Canada	1,831.6
Mexico and Netherlands	97.5
Total consolidated long-lived assets (a)	$20,047.2

(a)	Long-lived assets exclude goodwill and other intangibles, net.

16.  Litigation, Environmental and Other Contingencies

Below is a brief description of KMP’s ongoing material legal proceedings, including any material developments that occurred in such proceedings during 2009.  This note also contains a description of any material legal proceeding initiated during 2009 in which we are involved.

In this note, we refer to KMP’s subsidiary SFPP, L.P. as SFPP; KMP’s subsidiary Calnev Pipe Line LLC as Calnev; Chevron Products Company as Chevron; Navajo Refining Company, L.P. as Navajo; ARCO Products Company as ARCO; BP West Coast Products, LLC as BP; Texaco Refining and Marketing Inc. as Texaco; Western Refining Company, L.P. as Western Refining; ExxonMobil Oil Corporation as ExxonMobil; Tosco Corporation as Tosco; Ultramar Diamond Shamrock Corporation/Ultramar Inc. as Ultramar; Valero Energy Corporation as Valero; Valero Marketing and Supply Company as Valero Marketing; America West Airlines, Inc., Continental Airlines, Inc., Northwest Airlines, Inc., Southwest Airlines Co. and US Airways, Inc., collectively, as the Airlines; KMP’s subsidiary Kinder Morgan CO2 Company, L.P. (the successor to Shell CO2 Company, Ltd.) as Kinder Morgan CO2; the United States Court of Appeals for the District of Columbia Circuit as the D.C. Circuit; the Federal Energy Regulatory Commission as the FERC; the California Public Utilities Commission as the CPUC; the United States Department of the Interior, Minerals Management Service as the MMS; the Union Pacific Railroad Company (the successor to Southern Pacific Transportation Company) as UPRR; the United States Department of Transportation Pipeline and Hazardous Materials Safety Administration as the PHMSA; the North Carolina Department of Environment and Natural Resources as the NCDENR; the Florida Department of Environmental Protection as the Florida DEP; our subsidiary Kinder Morgan Bulk Terminals, Inc. as KMBT; Rockies Express Pipeline LLC as Rockies Express; and Plantation Pipe Line Company as Plantation.   “OR” dockets designate complaint proceedings, and “IS” dockets designate protest proceedings.

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Federal Energy Regulatory Commission Proceedings

▪
FERC Docket Nos. OR92-8, et al. (West and East Line Rates)—Complainants: Chevron, Navajo, ARCO, BP, Western Refining, ExxonMobil, Tosco, and Texaco—Defendant: SFPP—Status:  Appeals pending at the D.C. Circuit;

▪	FERC Docket No. OR92-8-025 (Watson Drain-Dry Charge)—Complainants: BP; ExxonMobil; Chevron; ConocoPhillips; and Ultramar—Defendant: SFPP—Status: Appeal denied by the D.C. Circuit;

▪	FERC Docket Nos. OR96-2, et al. (All SFPP Rates)—Complainants: All shippers except Chevron—Defendant: SFPP—Status: Compliance filings pending with FERC;

▪	FERC Docket No. OR02-4 (All SFPP Rates)—Complainant: Chevron—Defendant: SFPP--Status: Appeal of complaint dismissal pending at the D.C. Circuit;

▪
FERC Docket Nos. OR03-5, OR04-3, OR05-4 & OR05-5 (West, East, North, and Oregon Line Rates)—Complainants: BP, ExxonMobil, ConocoPhillips, the Airlines—Defendant: SFPP—Status:  Exceptions to initial decision pending at FERC;

▪	FERC Docket Nos. OR07-1 & OR07-2 (North and West Line Rates)—Complainant: Tesoro—Defendant: SFPP—Status: Held in abeyance;

▪
FERC Docket Nos. OR07-3 & OR07-6 (not consolidated) (2005-2006 Index Rate Increases)—Complainants: BP, Chevron, ConocoPhillips, ExxonMobil, Tesoro, and Valero Marketing—Defendant: SFPP—Status:  Appeal of dismissal by FERC pending at the D.C. Circuit;

▪	FERC Docket No. OR07-4 (All SFPP Rates)—Complainants: BP, Chevron, and ExxonMobil—Defendant: SFPP—Status: Held in abeyance;

▪
FERC Docket Nos. OR07-7, OR07-18, OR07-19 & OR07-22 (not consolidated) (Calnev Rates)—Complainants : Tesoro, Airlines, BP, Chevron, ConocoPhillips and Valero Marketing—Defendant: Calnev—Status:  Complaint amendments pending before FERC;

▪	FERC Docket No. OR07-20 (2007 Index Rate Increases)—Complainant: BP—Defendant: SFPP—Status: Appeal of dismissal by FERC pending at the D.C. Circuit;

▪	FERC Docket No. OR08-13 (Most SFPP Rates)—Complainants: BP and ExxonMobil—Defendant: SFPP—Status: Held in abeyance;

▪	FERC Docket No. IS05-230 (North Line Rates)—Protestants: shippers—Defendant: SFPP—Status: Exceptions to initial decision pending at FERC;

▪	FERC Docket No. IS08-390 (West Line Rates)— Protestants: BP, ExxonMobil, ConocoPhillips, Valero Marketing, Chevron, the Airlines—Defendant: SFPP—Status: Exceptions to initial decision pending at FERC;

▪
FERC Docket No. IS09-375 (2009 Index Rate Increases)—Protestants: BP, ExxonMobil, Chevron, Tesoro, ConocoPhillips, Western, Navajo, Valero Marketing, and Southwest—Defendant: SFPP—Status:  Requests for rehearing of FERC dismissal pending before FERC;

▪	FERC Docket No. IS09-377 (2009 Index Rate Increases)— Protestants: BP, Chevron, and Tesoro—Defendant: Calnev—Status: Requests for rehearing of FERC dismissal pending before FERC;

▪	FERC Docket No. IS09-437 (East Line Rates)—Protestants: BP, ExxonMobil, ConocoPhillips, Valero, Chevron, Western Refining, and Southwest Airlines—Defendant: SFPP—Status: Pre-hearing stage;

2009 Kinder Morgan G.P., Inc.

▪
FERC Docket Nos. OR08-15/OR09-8 (consolidated) (2008 Index Increases)—Complainants:  BP/Chevron—Defendant:  SFPP—Status:  Complaints partially dismissed and remainder set for hearing; hearing held in abeyance pending settlement discussions;

▪
FERC Docket Nos. OR09-18/OR09-21 (not consolidated) (2008 and 2009 Index Increases)—Complainants: BP (for 2009)/Tesoro (for 2008 and 2009)—Defendant: SFPP—Status:  BP appeal of FERC dismissal pending at the D.C. Circuit;

▪	FERC Docket Nos. OR09-11/OR09-14 (not consolidated) (2007 and 2008 Page 700 Audit Request)—Complainants: BP/Tesoro—Defendant: Calnev—Status: BP appeal of FERC dismissal pending at the D.C. Circuit;

▪	FERC Docket Nos. OR09-12/OR09-16 (not consolidated) (2007 and 2008 Page 700 Audit Request)—Complainants: BP/Tesoro—Defendant: SFPP—Status: BP appeal of FERC dismissal pending at the D.C. Circuit;

▪	FERC Docket Nos. OR09-15/OR09-20 (not consolidated) (Calnev Rates)—Complainants: Tesoro/BP—Defendant: Calnev—Status: Complaints pending at FERC;

▪	FERC Docket Nos. OR09-17/OR09-22 (Most SFPP Rates) (not consolidated)—Complainants: Tesoro/BP—Defendant: SFPP—Status: BP appeal of FERC dismissal pending at the D.C. Circuit; and

▪	FERC Docket Nos. OR09-19/OR09-23 (not consolidated) (2009 Index Increases)—Complainants: Tesoro/BP—Defendant: Calnev—Status: BP appeal of FERC dismissal pending at the D.C. Circuit.

The tariffs and rates charged by SFPP and Calnev are subject to numerous ongoing proceedings at the FERC, including the above listed shippers’ complaints and protests regarding interstate rates on these pipeline systems.   These complaints have been filed over numerous years beginning in 1992 through and including 2009.  In general, these complaints allege the rates and tariffs charged by SFPP and Calnev are not just and reasonable.  If the shippers are successful in proving their claims, they are entitled to seek reparations (which may reach up to two years prior to the filing of their complaint) or refunds of any excess rates paid, and SFPP and Calnev may be required to reduce their rates going forward.  These proceedings tend to be protracted, with decisions of the FERC often appealed to the federal courts.

As to SFPP, the issues involved in these proceedings include, among others: (i) whether certain of KMP’s Pacific operations’ rates are “grandfathered” under the Energy Policy Act of 1992, and therefore deemed to be just and reasonable; (ii) whether “substantially changed circumstances” have occurred with respect to any grandfathered rates such that those rates could be challenged; (iii) whether indexed rate increases are justified; and (iv) the appropriate level of return and income tax allowance KMP may include in its rates.  The issues involving Calnev are similar.

During 2009, SFPP made settlement payments to various shippers totaling approximately $15.5 million in connection with OR07-8, OR07-11, and IS08-28 and related dockets.  The IS08-28 settlement (East Line rates) was approved by the FERC in March 2009, and SFPP implemented reduced settlement rates effective May 1, 2009, along with refunds and settlement payments.  Due to reduced East Line volumes, SFPP terminated the IS08-28 settlement pursuant to its terms and filed for increased East Line rates (IS09-437), which were accepted and became effective January 1, 2010, subject to refund and investigation.

On April 16, 2010, KMP filed for approval with the FERC a settlement agreement that KMP reached with eleven of twelve shippers regarding various rate challenges previously filed with the FERC dating back to 1992.  With respect to the eleven shippers, thirty-one dockets will be resolved upon approval of the settlement agreement, and the FERC’s approval of the agreement is expected by the third quarter of 2010.  The agreement resolves all but two of the cases outstanding between SFPP and the eleven shippers, and KMP does not expect any material adverse impacts from the remaining two unsettled cases with the eleven shippers.  Following the FERC’s approval of the agreement, KMP anticipates paying a total of approximately $205 million to the eleven shippers.  The eleven shippers in the settlement are: Valero; ConocoPhillips; BP; ExxonMobil; Western Refining; Navajo; Tesoro; and the Airlines (four collectively).  Chevron is the only shipper who is not a party to the settlement agreement.  Chevron’s dockets remain open and pending before the FERC.

2009 Kinder Morgan G.P., Inc.

The settlement resulted in an increase to "Other long-term liabilities and deferred credits" on our consolidated balance sheet in the fourth quarter of 2009 for us and a charge to earnings in the first quarter of 2010 for KMP; however, due to our support, KMP still expects to distribute $4.40 in cash distributions per unit to its limited partners for 2010.  As a result of the payment called for under the settlement, KMP expects that a portion of its distributions for either the second or third quarter of 2010 will be a distribution of cash from Interim Capital Transactions (ICT Distribution) rather than a distribution of cash from operations.  As provided in the partnership agreement, we receive no incentive distribution on ICT Distributions.  Therefore, there will be no practical impact to KMP’s limited partners from this ICT Distribution because (i) the expected cash distribution to the limited partners will not change; (ii) fewer dollars in the aggregate will be distributed, because there will be no incentive distribution paid to us related to the portion of the quarterly distribution that is an ICT Distribution; and (iii) we, in this instance, have agreed to waive any resetting of the incentive distribution target levels as would otherwise occur according to the partnership agreement. We, as the General Partner, will forgo approximately $100 million of incentive distributions in conjunction with the settlement with the eleven shippers. Also, in the event subsequent payment or payments to Chevron are required, KMP expects to have sufficient cumulative cash from operations generated in excess of distributions so that distributions to its limited partners will not be affected.

California Public Utilities Commission Proceedings

SFPP has previously reported ratemaking and complaint proceedings pending with the CPUC.  The ratemaking and complaint cases generally involve challenges to rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the state of California and request prospective rate adjustments and refunds with respect to tariffed and previously untariffed charges for certain pipeline transportation and related services.  These matters have been consolidated and assigned to two administrative law judges.

On April 6, 2010, a CPUC administrative law judge issued a proposed decision in several intrastate rate cases involving SFPP and a number of its shippers.  The proposed decision includes determinations on issues, such as SFPP’s entitlement to an income tax allowance and allocation of environmental expenses that are contrary both to CPUC policy and precedent and to established federal regulatory policies for pipelines.  Moreover, contrary to California law, the proposed decision orders refunds relating to these issues where the underlying rates were previously deemed reasonable by the CPUC.  Based on our review of these CPUC proceedings, we estimate that our maximum exposure is approximately $220 million in reparation and refund payments and if the determinations made in the proposed decision were applied prospectively in two pending cases this could result in approximately $30 million in annual rate reductions.

The proposed decision is advisory in nature and can be rejected, accepted or modified by the CPUC.  SFPP will file comments on May 3 outlining the errors in law and fact within the proposed decision and is scheduled to make oral argument before the full CPUC on May 5, 2010.  Further procedural steps, including motions for rehearing and writ of review to California’s Court of Appeals, will be taken if warranted.  We do not expect the final resolution of this matter to have an impact on KMP’s expected distributions to its limited partners for 2010.

Carbon Dioxide Litigation

Gerald O. Bailey et al. v. Shell Oil Co. et al., Southern District of Texas Lawsuit

Kinder Morgan CO2, Kinder Morgan Energy Partners, L.P. and Cortez Pipeline Company are among the defendants in a proceeding in the federal courts for the Southern District of Texas.  Gerald O. Bailey et al. v. Shell Oil Company et al. (Civil Action Nos. 05-1029 and 05-1829 in the U.S. District Court for the Southern District of Texas—consolidated by Order dated July 18, 2005).  The plaintiffs assert claims for the underpayment of royalties on carbon dioxide produced from the McElmo Dome unit, located in southwestern Colorado.  The plaintiffs assert claims for fraud/fraudulent inducement, real estate fraud, negligent misrepresentation, breach of fiduciary and agency duties, breach of contract and covenants, violation of the Colorado Unfair Practices Act, civil theft under Colorado law, conspiracy, unjust enrichment, and open account.  Plaintiffs Gerald O. Bailey, Harry Ptasynski, and W.L. Gray & Co. also assert claims as private relators under the False Claims Act, claims on behalf of the State of Colorado and Montezuma County, Colorado, and claims for violation of federal and Colorado antitrust laws.  The

2009 Kinder Morgan G.P., Inc.

plaintiffs seek actual damages, treble damages, punitive damages, a constructive trust and accounting, and declaratory relief.  The defendants filed motions for summary judgment on all claims.

On April 22, 2008, the federal district court granted defendants’ motions for summary judgment and ruled that plaintiffs Bailey and Ptasynski take nothing on their claims, and that the claims of Gray be dismissed with prejudice. The court entered final judgment in favor of the defendants on April 30, 2008.  Defendants filed a motion seeking sanctions against plaintiffs Bailey and Ptasynski and their attorney.  The plaintiffs appealed the final judgment to the United States Fifth Circuit Court of Appeals.  The parties concluded their briefing to the Fifth Circuit Court of Appeals in February 2009, and the appeal remains pending.

CO2 Claims Arbitration

Kinder Morgan CO2 and Cortez Pipeline Company were among the named defendants in CO2 Committee, Inc. v. Shell Oil Co., et al., an arbitration initiated on November 28, 2005.  The arbitration arose from a dispute over a class action settlement agreement which became final on July 7, 2003 and disposed of five lawsuits formerly pending in the U.S. District Court, District of Colorado.  The plaintiffs in such lawsuits primarily included overriding royalty interest owners, royalty interest owners, and small share working interest owners who alleged underpayment of royalties and other payments on carbon dioxide produced from the McElmo Dome unit.

The settlement imposed certain future obligations on the defendants in the underlying litigation.  The plaintiffs in the arbitration alleged that, in calculating royalty and other payments, defendants used a transportation expense in excess of what is allowed by the settlement agreement, thereby causing alleged underpayments of approximately $12 million.  The plaintiffs also alleged that Cortez Pipeline Company should have used certain funds to further reduce its debt, which, in turn, would have allegedly increased the value of royalty and other payments by approximately $0.5 million.  On August 7, 2006, the arbitration panel issued its opinion finding that defendants did not breach the settlement agreement.  On June 21, 2007, the New Mexico federal district court entered final judgment confirming the August 7, 2006 arbitration decision.

On October 2, 2007, the plaintiffs initiated a second arbitration (CO2 Committee, Inc. v. Shell CO2 Company, Ltd., aka Kinder Morgan CO2 Company, L.P., et al.) against Cortez Pipeline Company, Kinder Morgan CO2 and an ExxonMobil entity.  The second arbitration asserts claims similar to those asserted in the first arbitration.  On June 3, 2008, the plaintiffs filed a request with the American Arbitration Association seeking administration of the arbitration.  In October 2008, the New Mexico federal district court entered an order declaring that the panel in the first arbitration should decide whether the claims in the second arbitration are barred by res judicata (an adjudicated issue that cannot be relitigated).  The plaintiffs filed a motion for reconsideration of that order, which was denied by the New Mexico federal district court in January 2009.  Plaintiffs appealed to the Tenth Circuit Court of Appeals.  On December 21, 2009, the Tenth Circuit Court of Appeals reversed the District Court and ruled that a new arbitration panel should be convened to decide the claims and defenses asserted by the parties.

MMS Notice of Noncompliance and Civil Penalty

On December 20, 2006, Kinder Morgan CO2 received a “Notice of Noncompliance and Civil Penalty:  Knowing or Willful Submission of False, Inaccurate, or Misleading Information—Kinder Morgan CO2 Company, L.P., Case No. CP07-001” from the U.S. Department of the Interior, Minerals Management Service, referred to in this note as the MMS.  This Notice, and the MMS’s position that Kinder Morgan CO2 has violated certain reporting obligations, relates to a disagreement between the MMS and Kinder Morgan CO2 concerning the approved transportation allowance to be used in valuing McElmo Dome carbon dioxide for purposes of calculating federal royalties.

The Notice of Noncompliance and Civil Penalty assesses a civil penalty of approximately $2.2 million as of December 15, 2006 (based on a penalty of $500.00 per day for each of 17 alleged violations) for Kinder Morgan CO2’s alleged submission of false, inaccurate, or misleading information relating to the transportation allowance, and federal royalties for CO2 produced at McElmo Dome, during the period from June 2005 through October 2006.  The MMS stated that civil penalties will continue to accrue at the same rate until the alleged violations are corrected.

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On January 3, 2007, Kinder Morgan CO2 appealed the Notice of Noncompliance and Civil Penalty to the Office of Hearings and Appeals of the Department of the Interior.   In February 2007, Kinder Morgan CO2 filed a motion seeking to stay the accrual of civil penalties during the appeal, which was denied.

In July 2008, the parties reached a settlement of the Notice of Noncompliance and Civil Penalty, subject to final approval by the MMS and the Department of the Interior.  On January 28, 2010, a representative of the MMS notified Kinder Morgan CO2 that the Department of the Interior will not approve the settlement on its existing terms. The parties are engaged in renewed settlement discussions.

MMS Orders to Report and Pay

On March 20, 2007, Kinder Morgan CO2 received an “Order to Report and Pay” from the MMS.  The MMS contends that Kinder Morgan CO2 has over-reported transportation allowances and underpaid royalties in the amount of approximately $4.6 million for the period from January 1, 2005 through December 31, 2006 as a result of its use of the Cortez Pipeline tariff as the transportation allowance in calculating federal royalties. The MMS claims that the Cortez Pipeline tariff is not the proper transportation allowance and that Kinder Morgan CO2 must use its “reasonable actual costs” calculated in accordance with certain federal product valuation regulations.  The MMS set a due date of April 13, 2007 for Kinder Morgan CO2’s payment of the $4.6 million in claimed additional royalties, with possible late payment charges and civil penalties for failure to pay the assessed amount.

Kinder Morgan CO2 has not paid the $4.6 million, and on April 19, 2007, it submitted a notice of appeal and statement of reasons in response to the Order to Report and Pay, challenging the Order and appealing it to the Director of the MMS in accordance with 30 C.F.R. sec. 290.100, et seq.

In addition to the March 2007 Order to Report and Pay, the MMS issued a second Order to Report and Pay in August 2007, in which the MMS claims that Kinder Morgan CO2 has over-reported transportation allowances and underpaid royalties (due to the use of the Cortez Pipeline tariff as the transportation allowance for purposes of federal royalties) in the amount of approximately $8.5 million for the period from April 2000 through December 2004. Kinder Morgan CO2 filed its notice of appeal and statement of reasons in response to the second Order in September 2007, challenging the Order and appealing it to the Director of the MMS.

In July 2008, the parties reached a settlement of the March 2007 and August 2007 Orders to Report and Pay, subject to final approval by the MMS and the Department of the Interior.  On January 28, 2010, a representative of the MMS notified Kinder Morgan CO2 that the Department of the Interior will not approve the settlement on its existing terms. The parties are engaged in renewed settlement discussions.

J. Casper Heimann, Pecos Slope Royalty Trust and Rio Petro LTD, individually and on behalf of all other private royalty and overriding royalty owners in the Bravo Dome Carbon Dioxide Unit, New Mexico similarly situated v. Kinder Morgan CO2 Company, L.P., No. 04-26-CL (8th Judicial District Court, Union County New Mexico)

This case involved a purported class action against Kinder Morgan CO2 alleging that it failed to pay the full royalty and overriding royalty, collectively referred to as the royalty interests, on the true and proper settlement value of compressed carbon dioxide produced from the Bravo Dome unit, located in northeastern New Mexico, during the period beginning January 1, 2000

The purported class is comprised of current and former owners, during the period January 2000 to the present, who have private property royalty interests burdening the oil and gas leases held by the defendant, excluding the Commissioner of Public Lands, the United States of America, and those private royalty interests that are not unitized as part of the Bravo Dome unit.

On September 10, 2009, the parties signed a settlement agreement providing for (i) a payment of $3.2 million to the class; (ii) a new royalty methodology pursuant to which future royalties will be based on a price formula that is tied in part to published crude oil prices; and (iii) a dismissal with prejudice of all claims.  On October 22, 2009, the trial court entered final judgment approving the settlement.  The time period for appeal of the judgment has expired and is final for all purposes.  Accordingly, the case is concluded.

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Colorado Severance Tax Assessment

On September 16, 2009, the Colorado Department of Revenue issued three Notices of Deficiency to Kinder Morgan CO2.  The Notices of Deficiency assessed additional state severance tax against Kinder Morgan CO2 with respect to carbon dioxide produced from the McElmo Dome unit for tax years 2005, 2006, and 2007.  The total amount of tax assessed was $5.7 million, plus interest of $1.0 million, plus penalties of $1.7 million.  Kinder Morgan CO2 protested the Notices of Deficiency and paid the tax and interest under protest.  Kinder Morgan CO2 is now awaiting the Colorado Department of Revenue’s response to the protest.

Montezuma County, Colorado Property Tax Assessment

In November of 2009, the County Treasurer of Montezuma County, Colorado, issued to Kinder Morgan CO2 , as operator of the McElmo Dome Unit, retroactive tax bills for tax year 2008, in the amount of $2 million.  Of this amount, 37.2% is attributable to Kinder Morgan CO2’s interest.  The retroactive tax bills were based on the assertion that a portion of the actual value of the carbon dioxide produced from the McElmo Dome Unit was omitted from the 2008 tax roll due to an alleged over statement of transportation and other expenses used to calculate the net taxable value. Kinder Morgan CO2 paid the retroactive tax bills under protest and will file petitions for refunds of the taxes paid under protest and will vigorously contest Montezuma County’s position.

Other

In addition to the matters listed above, audits and administrative inquiries concerning Kinder Morgan CO2’s payments on carbon dioxide produced from the McElmo Dome and Bravo Dome units are currently ongoing.  These audits and inquiries involve federal agencies, the states of Colorado and New Mexico, and county taxing authorities in the state of Colorado.

Commercial Litigation Matters

Union Pacific Railroad Company Easements

SFPP and UPRR are engaged in a proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by UPRR should be adjusted pursuant to existing contractual arrangements for the ten year period beginning January 1, 2004 (Union Pacific Railroad Company vs. Santa Fe Pacific Pipelines, Inc., SFPP, L.P., Kinder Morgan Operating L.P. “D”, Kinder Morgan G.P., Inc., et al., Superior Court of the State of California for the County of Los Angeles, filed July 28, 2004).  In February 2007, a trial began to determine the amount payable for easements on UPRR rights-of-way.  The trial is ongoing and is expected to conclude by the end of the second quarter of 2010, with a decision from the judge expected by the end of 2010.

SFPP and UPRR are also engaged in multiple disputes over the circumstances under which SFPP must pay for a relocation of its pipeline within the UPRR right-of-way and the safety standards that govern relocations.  In July 2006, a trial before a judge regarding the circumstances under which SFPP must pay for relocations concluded, and the judge determined that SFPP must pay for any relocations resulting from any legitimate business purpose of the UPRR.  SFPP appealed this decision, and in December 2008, the appellate court affirmed the decision.  In addition, UPRR contends that SFPP must comply with the more expensive American Railway Engineering and Maintenance-of-Way standards in determining when relocations are necessary and in completing relocations.  Each party is seeking declaratory relief with respect to its positions regarding the application of these standards with respect to relocations.

Since SFPP does not know UPRR’s plans for projects or other activities that would cause pipeline relocations, it is difficult to quantify the effects of the outcome of these cases on SFPP.  Even if SFPP is successful in advancing its positions, significant relocations for which SFPP must nonetheless bear the expense (i.e., for railroad purposes, with the standards in the federal Pipeline Safety Act applying) would have an adverse effect on our financial position.  These effects would be even greater in the event SFPP is unsuccessful in one or more of these litigations.

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United States of America, ex rel., Jack J. Grynberg v. K N Energy (Civil Action No. 97-D-1233, filed in the U.S. District Court, District of Colorado).

This multi-district litigation proceeding involves four lawsuits filed in 1997 against numerous KMP companies.  These suits were filed pursuant to the federal False Claims Act and allege underpayment of royalties due to mismeasurement of natural gas produced from federal and Indian lands.  The complaints are part of a larger series of similar complaints filed by Mr. Grynberg against 77 natural gas pipelines (approximately 330 other defendants) in various courts throughout the country which were consolidated and transferred to the United States District Court for the District of Wyoming.

In May 2005, a Special Master appointed in this litigation found that because there was a prior public disclosure of the allegations and that Grynberg was not an original source, the Court lacked subject matter jurisdiction.  As a result, the Special Master recommended that the Court dismiss all of the KMP defendants.  In October 2006, the United States District Court for the District of Wyoming upheld the dismissal of each case against the KMP defendants on jurisdictional grounds.  Grynberg appealed this Order to the Tenth Circuit Court of Appeals.  Briefing was completed and oral argument was held on September 25, 2008.  A decision by the Tenth Circuit Court of Appeals affirming the dismissal of the KMP defendants was issued on March 17, 2009.  Grynberg’s petition for rehearing was denied on May 4, 2009 and the Tenth Circuit issued its Mandate on May 18, 2009.  On October 5, 2009 the United States Supreme Court denied Grynberg’s Petition for Writ of Certiorari, ending his appeal.

Prior to the dismissal order on jurisdictional grounds, the KMP defendants filed Motions to Dismiss and for Sanctions alleging that Grynberg filed his Complaint without evidentiary support and for an improper purpose.  On January 8, 2007, after the dismissal order, the KMP defendants also filed a Motion for Attorney Fees under the False Claim Act.  A decision is still pending on the Motions to Dismiss and for Sanctions and the Requests for Attorney Fees.

Severstal Sparrows Point Crane Collapse

On June 4, 2008, a bridge crane owned by Severstal Sparrows Point, LLC and located in Sparrows Point, Maryland collapsed while being operated by KMBT.  According to our investigation, the collapse was caused by unexpected, sudden and extreme winds.  On June 24, 2009, Severstal filed suit against KMBT in the United States District Court for the District of Maryland, cause no. WMN 09CV1668.  Severstal alleges that KMBT was contractually obligated to replace the collapsed crane and that its employees were negligent in failing to properly secure the crane prior to the collapse.  Severstal seeks unspecified damages for value of the crane and lost profits.  KMBT denies each of Severstal’s allegations.

JR Nicholls Tug Incident

On February 10, 2010, the JR Nicholls, a tugboat operated by one of KMP’s subsidiaries overturned and sank in the Houston Ship Channel.  Five employees were on board and four were rescued, treated and released from a local hospital.  The fifth employee died in the incident.  The U.S. Coast Guard shut down a section of the ship channel for approximately 60 hours.  Approximately 2,200 gallons of diesel fuel was released from the tugboat.  Emergency response crews deployed booms and contained the product, which is substantially cleaned up.  Salvage operations were commenced and the tugboat has been recovered.  A full investigation of the incident is underway.

Leukemia Cluster Litigation

Richard Jernee, et al v. Kinder Morgan Energy Partners, et al, No. CV03-03482 (Second Judicial District Court, State of Nevada, County of Washoe) (“Jernee”).

Floyd Sands, et al v. Kinder Morgan Energy Partners, et al, No. CV03-05326  (Second Judicial District Court, State of Nevada, County of Washoe) (“Sands”).

On May 30, 2003, plaintiffs, individually and on behalf of Adam Jernee, filed a civil action in the Nevada State trial court against KMP and several KMP related entities and individuals, and additional unrelated defendants.  Plaintiffs in the Jernee matter claim that defendants negligently and intentionally failed to inspect, repair and replace unidentified segments of their pipeline and facilities, allowing harmful substances and emissions and gases to damage the environment and health of human beings.  Plaintiffs

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claim that Adam Jernee’s death was caused by leukemia that, in turn, is believed to be due to exposure to industrial chemicals and toxins.  Plaintiffs purport to assert claims for wrongful death, premises liability, negligence, negligence per se, intentional infliction of emotional distress, negligent infliction of emotional distress, assault and battery, nuisance, fraud, strict liability (ultra hazardous acts), and aiding and abetting, and seek unspecified special, general and punitive damages.

On August 28, 2003, a separate group of plaintiffs, represented by the counsel for the plaintiffs in the Jernee matter, individually and on behalf of Stephanie Suzanne Sands, filed a civil action in the Nevada State trial court against the same defendants and alleged the same claims as in the Jernee case with respect to Stephanie Suzanne Sands.  The Jernee case has been consolidated for pretrial purposes with the Sands case.

In July 2009, plaintiffs in both the Sands and Jernee cases agreed to dismiss all claims against the KMP related defendants with prejudice in exchange for the KMP defendants’ agreement that they would not seek to recover their defense costs against the plaintiffs.  The KMP defendants filed a Motion for Approval of Good Faith Settlement which was granted by the court on August 27, 2009, effectively concluding these cases with respect to all KMP related entities and individuals.

Employee Matters

James Lugliani vs. Kinder Morgan G.P., Inc. et al. in the Superior Court of California, Orange County

James Lugliani, a former Kinder Morgan employee, filed suit in January 2010 against various Kinder Morgan affiliates.  On behalf of himself and other similarly situated current and former employees, Mr. Lugliani claims that the Kinder Morgan defendants have violated the wage and hour provisions of the California Labor Code and Business & Professions Code by failing to provide meal and rest periods; failing to pay meal and rest period premiums; failing to pay all overtime wages due; failing to timely pay wages; failing to pay wages for vacation, holidays and other paid time off; and failing to keep proper payroll records.  Defendants intend to vigorously defend the case.

Pipeline Integrity and Releases

From time to time, despite our best efforts, our pipelines experience leaks and ruptures.  These leaks and ruptures may cause explosions, fire, and damage to the environment, damage to property and/or personal injury or death.  In connection with these incidents, we may be sued for damages caused by an alleged failure to properly mark the locations of our pipelines and/or to properly maintain our pipelines.  Depending upon the facts and circumstances of a particular incident, state and federal regulatory authorities may seek civil and/or criminal fines and penalties.

Midcontinent Express Pipeline LLC Construction Incident

On July 15, 2009, a Midcontinent Express Pipeline LLC contractor and subcontractor were conducting a nitrogen pressure test on facilities at a Midcontinent Express Pipeline delivery meter station that was under construction in Smith County, Mississippi.  An unexpected release of nitrogen occurred during testing, resulting in one fatality and injuries to four other employees of the contractor or subcontractor.  The United States Occupational Safety and Health Administration (“OSHA”) completed its investigation.  Neither Midcontinent Express Pipeline LLC nor we were cited for any violations by OSHA.

Pasadena Terminal Fire

On September 23, 2008, a fire occurred in the pit 3 manifold area of KMP’s Pasadena, Texas liquids terminal facility.  One of our employees was injured and subsequently died.  In addition, the pit 3 manifold was severely damaged.  On July 13, 2009, a civil lawsuit was filed by and on behalf of the family of the deceased employee entitled Brandy Williams et. al. v. KMGP Services Company, Inc. in the 133rd District Court of Harris County, Texas, case no. 2009-44321.  On December 28, 2009, the case was settled via an Agreed Judgment entered by the court, and the matter is now concluded.

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State of Texas v. Kinder Morgan Liquids Terminals, Case # D1GV10000017, 53rd Judicial District Court, Travis County, Travis, Texas.

This case was filed on January 8, 2010 and brought on behalf of the People of Texas and the Texas Commission of Environmental Quality (TCEQ) for alleged violations of the Texas Clean Air Act. Specifically, TCEQ alleges that KMLT had an unauthorized emission event relating to the pit 3 fire at the Pasadena Terminal. We are currently in discussions with TCEQ legal representatives and the Texas Attorney General’s office regarding resolution of this matter. We do not expect any fines or penalties related to this matter to be material.

Rockies Express Pipeline LLC Wyoming Construction Incident

On November 11, 2006, a bulldozer operated by an employee of Associated Pipeline Contractors, Inc., a third-party contractor to Rockies Express, struck an existing subsurface natural gas pipeline owned by Wyoming Interstate Company, a subsidiary of El Paso Pipeline Group.  The pipeline was ruptured, resulting in an explosion and fire.  The incident occurred in a rural area approximately nine miles southwest of Cheyenne, Wyoming.  The incident resulted in one fatality (the operator of the bulldozer) and there were no other reported injuries.  The cause of the incident was investigated by the PHMSA.  In March 2008, the PHMSA issued a Notice of Probable Violation, Proposed Civil Penalty and Proposed Compliance Order, or NOPV, to El Paso Corporation in which it concluded that El Paso failed to comply with federal law and its internal policies and procedures regarding protection of its pipeline, resulting in this incident.  PHMSA issued a Final Order to El Paso on November 23, 2009.

PHMSA has not issued any NOPV’s to Rockies Express, and we do not expect that it will do so.  Immediately following the incident, Rockies Express and El Paso Pipeline Group reached an agreement on a set of additional enhanced safety protocols designed to prevent the reoccurrence of such an incident.

In September 2007, the family of the deceased bulldozer operator filed a wrongful death action against KMP, Rockies Express and several other parties in the District Court of Harris County, Texas, 189th Judicial District, case number 2007-57916.  The plaintiffs seek unspecified compensatory and exemplary damages plus interest, attorney’s fees and costs of suit.  We have asserted contractual claims for complete indemnification for any and all costs arising from this incident, including any costs related to this lawsuit, against third parties and their insurers.  On March 25, 2008, we entered into a settlement agreement with one of the plaintiffs, the decedent’s daughter, resolving any and all of her claims against KMP, Rockies Express and its contractors.  In January 2010, we entered into a settlement agreement with each of the remaining plaintiffs, effectively concluding this matter.  KMP was indemnified for the full amount of both settlements by one of Rockies Express’ contractors.

Charlotte, North Carolina

On January 17, 2010, KMP’s subsidiary Kinder Morgan Southeast Terminal LLCs’ Charlotte #2 Terminal experienced an issue with  a pollution control device known as the Vapor Recovery Unit which led to a fire and release of gasoline from the facility to adjacent property and a small creek.  There were no injuries.  We are cooperating fully with state and federal agencies on the response and remediation.

Barstow, California

The United States Department of the Navy has alleged that historic releases of methyl tertiary-butyl ether, or MTBE, from Calnev Pipe Line Company’s Barstow terminal (i) have migrated underneath the Navy’s Marine Corps Logistics Base in Barstow; (ii) have impacted the Navy’s existing groundwater treatment system for unrelated groundwater contamination not alleged to have been caused by Calnev; and (iii) could affect the Barstow, California Marine Corps Logistic Base’s water supply system.  Although Calnev believes that it has meritorious defenses to the Navy’s claims, it is working with the Navy to agree upon an Administrative Settlement Agreement and Order on Consent for federal Comprehensive Environmental Response, Compensation and Liability Act (referred to as CERCLA) Removal Action to reimburse the Navy for $0.5 million in past response actions.

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Westridge Terminal, Burnaby, British Columbia

On July 24, 2007, a third-party contractor installing a sewer line for the City of Burnaby struck a crude oil pipeline segment included within KMP’s Trans Mountain pipeline system near its Westridge terminal in Burnaby, British Columbia, resulting in a release of approximately 1,400 barrels of crude oil.  The release impacted the surrounding neighborhood, several homes and nearby Burrard Inlet.  No injuries were reported.  To address the release, we initiated a comprehensive emergency response in collaboration with, among others, the City of Burnaby, the British Columbia Ministry of Environment, the National Energy Board (Canada), and the National Transportation Safety Board (U.S.).  Cleanup and environmental remediation is complete and we have received a British Columbia Ministry of Environment Certificate of Compliance confirming complete remediation.

The National Transportation Safety Board released its investigation report on the incident on March 18, 2009.  The report confirmed that an absence of pipeline location marking in advance of excavation and inadequate communication between the contractor and KMP’s subsidiary Kinder Morgan Canada Inc., the operator of the line, were the primary causes of the accident.  No directives, penalties or actions of Kinder Morgan Canada Inc. were required as a result of the report.

On July 22, 2009, the British Columbia Ministry of Environment issued regulatory charges against the third-party contractor, the engineering consultant to the sewer line project, Kinder Morgan Canada Inc., and KMP subsidiary Trans Mountain L.P.  The British Columbia Ministry of Environment claims that the parties charged caused the release of crude oil, and in doing so were in violation of various sections of the Environmental, Fisheries and Migratory Bird Act. We are of the view that the charges have been improperly laid against us, and we intend to vigorously defend against them.

General

Although no assurance can be given, we believe that we have meritorious defenses to the actions set forth in this note and, to the extent an assessment of the matter is possible, if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated, we believe that we have established an adequate reserve to cover potential liability.

Additionally, although it is not possible to predict the ultimate outcomes, we also believe, based on our experiences to date and the reserves we have established, that the ultimate resolution of these matters will not have a material adverse impact on our business, financial position or KMP’s distributions to its limited partners.  As of December 31, 2009, we have recorded a total reserve for legal fees, transportation rate cases and other litigation liabilities in the amount of $378.9 million.  The reserve is primarily related to various claims from regulatory proceedings arising from KMP’s West Coast products pipeline transportation rates, and the contingent amount is based on both the circumstances of probability and reasonability of dollar estimates.  The overall change in the reserve from year-end 2009 includes a $158.0 million adjustment in the fourth quarter of 2009 associated with rate case liability adjustments.  We regularly assess the likelihood of adverse outcomes resulting from these claims in order to determine the adequacy of our liability provision.

Environmental Matters

The City of Los Angeles v. Kinder Morgan Liquids Terminals, LLC, Shell Oil Company, Equilon Enterprises LLC;  California Superior Court, County of Los Angeles, Case No. NC041463.

KMP’s subsidiary, Kinder Morgan Liquids Terminals LLC, is a defendant in a lawsuit filed in 2005 alleging claims for environmental cleanup costs at the former Los Angeles Marine Terminal in the Port of Los Angeles.  The lawsuit was stayed beginning in 2009 and remains stayed through the first half of 2010. The court may lift the stay in the second half of 2010. During the stay, the parties deemed responsible by the local regulatory agency have worked with that agency concerning the scope of the required cleanup. The local regulatory agency issued specific cleanup goals in early 2010, and two of those parties, including Kinder Morgan Liquids Terminals, LLC, have appealed those cleanup goals to the state agency.

Plaintiff’s Third Amended Complaint alleges that future environmental cleanup costs at the former terminal will exceed $10 million, and that the plaintiff’s past damages exceed $2 million.  No trial date has yet been set.

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Exxon Mobil Corporation v. GATX Corporation, Kinder Morgan Liquids Terminals, LLC and ST Services, Inc.

On April 23, 2003, Exxon Mobil Corporation filed a complaint in the Superior Court of New Jersey, Gloucester County.  The lawsuit relates to environmental remediation obligations at a Paulsboro, New Jersey liquids terminal owned by ExxonMobil from the mid-1950s through November 1989, by GATX Terminals Corp. from 1989 through September 2000, later owned by Support Terminals.  The terminal is now owned by Pacific Atlantic Terminals, LLC, and it too is a party to the lawsuit.

The complaint seeks any and all damages related to remediating all environmental contamination at the terminal, and, according to the New Jersey Spill Compensation and Control Act, treble damages may be available for actual dollars incorrectly spent by the successful party in the lawsuit.  The parties engaged in court ordered mediation in 2008 through 2009, which did not result in settlement.  The trial judge has issued a Case Management Order and the parties are actively engaged in discovery.

On June 25, 2007, the New Jersey Department of Environmental Protection, the Commissioner of the New Jersey Department of Environmental Protection and the Administrator of the New Jersey Spill Compensation Fund, referred to collectively as the plaintiffs, filed a complaint against ExxonMobil Corporation and KMP’s subsidiary Kinder Morgan Liquids Terminals LLC, formerly known as GATX Terminals Corporation.  The complaint was filed in Gloucester County, New Jersey.  Both ExxonMobil and Kinder Morgan Liquids Terminals LLC filed third party complaints against Support Terminals seeking to bring Support Terminals into the case.  Support Terminals filed motions to dismiss the third party complaints, which were denied.  Support Terminals is now joined in the case, and it filed an Answer denying all claims.  The court has consolidated the two cases.

The plaintiffs seek the costs and damages that the plaintiffs allegedly have incurred or will incur as a result of the discharge of pollutants and hazardous substances at the Paulsboro, New Jersey facility.  The costs and damages that the plaintiffs seek include cleanup costs and damages to natural resources.  In addition, the plaintiffs seek an order compelling the defendants to perform or fund the assessment and restoration of those natural resource damages that are the result of the defendants’ actions.  At the time of this report, the plaintiffs have filed a report asserting that the cost of natural resource restoration is $81 million.  Defendants vigorously dispute that estimate.  In addition, we believe that any damages, including restoration damages, would be the responsibility of the other co-defendants under applicable law and indemnity agreements between the parties.

Mission Valley Terminal Lawsuit

In August 2007, the City of San Diego, on its own behalf and purporting to act on behalf of the People of the State of California, filed a lawsuit against us and several affiliates seeking injunctive relief and unspecified damages allegedly resulting from hydrocarbon and MTBE impacted soils and groundwater beneath the city’s stadium property in San Diego arising from historic operations at the Mission Valley terminal facility.  The case was filed in the Superior Court of California, San Diego County, case number 37-2007-00073033-CU-OR-CTL.  On September 26, 2007, we removed the case to the United States District Court, Southern District of California, case number 07CV1883WCAB.  Discovery has commenced and the court has set a trial date of January 24, 2012. The City disclosed in discovery that it is seeking approximately $170 million in damages for alleged lost value/lost profit from the redevelopment of the City’s property and alleged lost use of the water resources underlying the property.  On January 19, 2010, the City filed a notice of intent to file an additional claim under the Resource Conversation and Recovery Act.  We have been and will continue to aggressively defend this action.   This site has been, and currently is, under the regulatory oversight and order of the California Regional Water Quality Control Board.

Kinder Morgan Port Manatee Terminal LLC, Palmetto, Florida

On June 18, 2009, KMP’s subsidiary Kinder Morgan Port Manatee Terminal LLC, referred to in this note as KM PMT, received a Revised Warning Letter from the Florida DEP, advising us of possible regulatory and air permit violations regarding operations at the Port Manatee, Florida terminal.  We previously conducted a voluntary internal audit at this facility in March 2008 and identified various environmental compliance and permitting issues primarily related to air quality compliance.  We self-reported our findings from this audit in a self-disclosure letter to the Florida DEP in March 2008.

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Following the submittal of our self-disclosure letter, the agency conducted numerous inspections of the air pollution control devices at the terminal and issued this Revised Warning Letter.  In addition, KM PMT received a subpoena from the U.S. Department of Justice for production of documents related to the service and operation of the air pollution control devices at the terminal.

In February 2010, KM PMT entered into a plea agreement with the U.S. Attorney’s office for the Middle District of Florida to resolve the air permit violations at KMP’s Port Manatee terminal that occurred between 2001 and 2008.  During this period of time, former local terminal management failed to disclose and address the operational condition of control equipment at the facility, as required by the Clean Air Act.  To resolve the matter, KM PMT has entered into a plea agreement concerning criminal violations of the Clean Air Act and has agreed to pay a fine of $750,000 and a community service payment of $250,000 to the National Fish & Wildlife Foundation.  In addition, in order to resolve the matter with the Florida DEP, KM PMT has entered into a civil Consent Order with the Florida DEP under which it has agreed to implement an Environmental Compliance Plan and to pay $336,000 in civil penalties and costs.  We have fully cooperated with the government’s investigation, and have taken appropriate measures at the terminal, including replacing and repairing control equipment, adding new equipment, terminating certain employees, and retraining current employees on proper environmental procedures.

EPA Section 114 Information Request

On January 8, 2010, KMI, on behalf of Natural Gas Pipeline Company of America LLC, Horizon Pipeline Company and Rockies Express Pipeline LLC, received a Clean Air Act Section 114 information request from the U.S. Environmental Protection Agency, Region V.  This information request requires that the three affiliated companies provide the EPA with air permit and various other information related to their natural gas pipeline compressor station operations in Illinois, Indiana, and Ohio.  The affiliated companies have responded to the request and believe the relevant natural gas compressor station operations are in substantial compliance with applicable air quality laws and regulations.

Other Environmental

We are subject to environmental cleanup and enforcement actions from time to time.  In particular, the CERCLA generally imposes joint and several liability for cleanup and enforcement costs on current and predecessor owners and operators of a site, among others, without regard to fault or the legality of the original conduct.  Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment.  Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in pipeline, terminal and carbon dioxide field and oil field operations, and there can be no assurance that we will not incur significant costs and liabilities.  Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies under the terms of authority of those laws, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

We are currently involved in several governmental proceedings involving alleged violations of environmental and safety regulations.  As we receive notices of non-compliance, we negotiate and settle these matters.  We do not believe that these alleged violations will have a material adverse effect on our business.

We are also currently involved in several governmental proceedings involving groundwater and soil remediation efforts under administrative orders or related state remediation programs.  We have established a reserve to address the costs associated with the cleanup.

In addition, we are involved with and have been identified as a potentially responsible party in several federal and state superfund sites.  Environmental reserves have been established for those sites where our contribution is probable and reasonably estimable.  In addition, we are from time to time involved in civil proceedings relating to damages alleged to have occurred as a result of accidental leaks or spills of refined petroleum products, natural gas liquids, natural gas and carbon dioxide.  See “—Pipeline Integrity and Releases” above for additional information with respect to ruptures and leaks from our pipelines.

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General

Although it is not possible to predict the ultimate outcomes, we believe that the resolution of the environmental matters set forth in this note will not have a material adverse effect on our business or financial position.  However, we are not able to reasonably estimate when the eventual settlements of these claims will occur and changing circumstances could cause these matters to have a material adverse impact.  As of December 31, 2009, we have accrued an environmental reserve of $81.1 million, and we believe the establishment of this environmental reserve is adequate such that the resolution of pending environmental matters will not have a material adverse impact on our business or financial position.  In addition, as of December 31, 2009, we have recorded a receivable of $4.3 million for expected cost recoveries that have been deemed probable.  Additionally, many factors may change in the future affecting our reserve estimates, such as (i) regulatory changes; (ii) groundwater and land use near our sites; and (iii) changes in cleanup technology.

Other

We are a defendant in various lawsuits arising from the day-to-day operations of our businesses.  Although no assurance can be given, we believe, based on our experiences to date and taking into account established reserves, that the ultimate resolution of such items will not have a material adverse impact on our business or financial position.

17.  Regulatory Matters

The tariffs KMP charges for transportation on its interstate common carrier pipelines are subject to rate regulation by the FERC, under the Interstate Commerce Act.  The Interstate Commerce Act requires, among other things, that interstate petroleum products pipeline rates be just and reasonable and nondiscriminatory.  Pursuant to FERC Order No. 561, effective January 1, 1995, interstate petroleum products pipelines are able to change their rates within prescribed ceiling levels that are tied to an inflation index.  FERC Order No. 561-A, affirming and clarifying Order No. 561, expanded the circumstances under which interstate petroleum products pipelines may employ cost-of-service ratemaking in lieu of the indexing methodology, effective January 1, 1995.  For the year ended December 31, 2009, the application of the indexing methodology did not significantly affect tariff rates on KMP’s interstate petroleum products pipelines.

Below is a brief description of KMP’s ongoing regulatory matters, including any material developments that occurred during 2009.  This note also contains a description of any material regulatory matters initiated during 2009 in which we are involved.

Natural Gas Pipeline Expansion Filings

Rockies Express Pipeline-East Project

On November 12, 2009, KMP completed and placed into service the remainder of the Rockies Express-East natural gas pipeline segment, consisting of approximately 195-miles of 42-inch diameter pipe extending to a terminus near the town of Clarington in Monroe County, Ohio.  Rockies Express-East is the third and final phase of the Rockies Express Pipeline.  On June 29, 2009, Rockies Express commenced interim transportation service for up to 1.6 billion cubic feet per day of natural gas on the first 444 miles of the Rockies Express-East pipeline segment, which extends from Audrain County, Missouri to the Lebanon Hub in Warren County, Ohio.

Now fully operational, the 1,679-mile Rockies Express Pipeline has the capacity to transport up to 1.8 billion cubic feet of natural gas per day and can make deliveries to pipeline interconnects owned by Northern Natural Gas Company, NGPL, ANR, Panhandle Eastern Pipeline Company, KMP’s subsidiary Kinder Morgan Interstate Gas Transmission LLC (referred to as KMIGT and discussed further below), Missouri Gas Pipeline, Midwestern Gas Transmission, Trunkline, Columbia Gas, Dominion Transmission, Tennessee Gas, Texas Eastern, and Texas Gas Transmission.  It also connects with the following local distribution companies: Ameren, Vectren, and Dominion East Ohio.

KMP owns 50% of Rockies Express Pipeline LLC, the sole owner of the Rockies Express Pipeline, and virtually all of the pipeline system’s natural gas transportation capacity has been contracted under long-

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term firm commitments from creditworthy shippers.  Market conditions for consumables, labor and construction equipment, along with certain provisions in the final regulatory orders resulted in increased costs and impacted certain projected completion dates for the Rockies Express Pipeline, and including expansions, our current estimate of total Rockies Express Pipeline project construction costs is approximately $6.8 billion.

Rockies Express Pipeline LLC Meeker to Cheyenne Expansion Project

Pursuant to certain rights exercised by EnCana Gas Marketing USA as a result of its foundation shipper status on the former Entrega Gas Pipeline LLC facilities (now part of the Rockies Express Pipeline), Rockies Express Pipeline LLC requested authorization to construct and operate certain facilities that will comprise its Meeker, Colorado to Cheyenne Hub expansion project.  The proposed expansion will add natural gas compression at its Big Hole compressor station located in Moffat County, Colorado, and its Arlington compressor station located in Carbon County, Wyoming.  Upon completion, the additional compression will permit the transportation of an additional 200 million cubic feet per day of natural gas from (i) the Meeker Hub located in Rio Blanco County, Colorado northward to the Wamsutter Hub located in Sweetwater County, Wyoming; and (ii) the Wamsutter Hub eastward to the Cheyenne Hub located in Weld County, Colorado.

By FERC order issued July 16, 2009, Rockies Express Pipeline LLC was granted authorization to construct and operate this project, and it commenced construction on August 4, 2009.  The expansion is fully contracted.  The additional compression at the Big Hole compressor station was made available as of December 9, 2009 and the additional compression at the Arlington compressor station  is expected to be operational in August 2010.  The total FERC authorized cost for the proposed project is approximately $78 million; however, Rockies Express Pipeline LLC is currently projecting that the final actual cost will be approximately $25 million less.

Kinder Morgan Interstate Gas Transmission Pipeline - Huntsman 2009 Expansion Project

KMIGT has filed an application with the FERC for authorization to construct and operate certain storage facilities necessary to increase the storage capability of the existing Huntsman Storage Facility, located near Sidney, Nebraska.  KMIGT also requested approval of new incremental rates for the project facilities under its currently effective Cheyenne Market Center Service Rate Schedule CMC-2.  When fully constructed, the proposed facilities will create incremental firm storage capacity for up to one million dekatherms of natural gas, with an associated injection capability of approximately 6,400 dekatherms per day and an associated deliverability of approximately 10,400 dekatherms per day.  As a result of an open season, KMIGT and one shipper executed a firm precedent agreement for 100% of the capacity to be created by the project facilities for a five-year term.  By FERC order issued September 30, 2009, KMIGT was granted authorization to construct and operate the project, and construction of the project commenced on October 12, 2009.  KMIGT received FERC approval to commence the expanded storage service effective February 1, 2010.

Kinder Morgan Louisiana Pipeline LLC (KMLP) – Docket No. CP06-449-000

On April 16, 2009, KMP’s subsidiary Kinder Morgan Louisiana Pipeline LLC received authorization from the FERC to begin service on Leg 2 of the approximately 133-mile, 42-inch diameter Kinder Morgan Louisiana Pipeline.  Natural gas transportation service on Leg 2 commenced April 18, 2009, and on June 21, 2009, Kinder Morgan Louisiana Pipeline LLC completed pipeline construction and placed the remaining portion of the pipeline system into service.  The Kinder Morgan Louisiana Pipeline project cost approximately $1 billion to complete and provides approximately 3.2 billion cubic feet per day of take-away natural gas capacity from the Cheniere Sabine Pass liquefied natural gas terminal, located in Cameron Parish, Louisiana, to various delivery points in Louisiana.  The pipeline interconnects with multiple third-party pipelines and all of the capacity on the pipeline system has been fully subscribed by Chevron U.S.A Inc. and Total Gas & Power North America, Inc. under 20-year firm transportation contracts.  Total’s contract became effective on June 21, 2009, and Chevron’s contract became effective on October 1, 2009.

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Midcontinent Express Pipeline LLC – Docket Nos. CP08-6-000 and CP09-56-000

On April 10, 2009, Midcontinent Express Pipeline LLC placed Zone 1 of the Midcontinent Express natural gas pipeline system into interim service.  Zone 1 extends from Bennington, Oklahoma to the interconnect with Columbia Gulf Transmission Company in Madison Parish, Louisiana.  It has a design capacity of approximately 1.5 billion cubic feet per day.  On August 1, 2009, construction of the pipeline was completed, and Zone 2 was placed into service.  Zone 2 extends from the Columbia Gulf interconnect to the terminus of the system in Choctaw County, Alabama.  It has a design capacity of approximately 1.2 billion cubic feet per day.  In an order issued September 17, 2009, the FERC approved Midcontinent Express’ (i) amendment to move one compressor station in Mississippi and modify the facilities at another station in Texas (both stations were among the facilities certificated in the July 2008 Order authorizing the system’s original construction); and (ii) request to expand the capacity in Zone 1 by 0.3 billion cubic feet per day (this expansion is expected to be completed in July2010).

The Midcontinent Express Pipeline is owned by Midcontinent Express Pipeline LLC, a 50/50 joint venture between KMP and Energy Transfer Partners, L.P.  The pipeline originates near Bennington, Oklahoma and extends from southeast Oklahoma, across northeast Texas, northern Louisiana and central Mississippi, and terminates at an interconnection with the Transco Pipeline near Butler, Alabama.  The approximate 500-mile natural gas pipeline system connects the Barnett Shale, Bossier Sands and other natural gas producing regions to markets in the eastern United States, and substantially all of the pipeline’s capacity—including all incremental pipeline capacity that is expected to be phased in during the second and third quarters of 2010—is fully subscribed with long-term binding commitments from creditworthy shippers.  Including expansions, the current estimated cost of the entire Midcontinent Express pipeline project is approximately $2.3 billion (consistent with KMP’s April 21, 2010 first quarter earnings press release).

Fayetteville Express Pipeline LLC – Docket No.CP09-433-000

Construction is now underway on all phases of the previously announced Fayetteville Express Pipeline project.  The Fayetteville Express Pipeline is owned by Fayetteville Express Pipeline LLC, another 50/50 joint venture between KMP and Energy Transfer Partners, L.P.  The Fayetteville Express Pipeline is a 187-mile, 42-inch diameter natural gas pipeline that will begin in Conway County, Arkansas, continue eastward through White County, Arkansas, and will terminate at an interconnection with Trunkline Gas Company’s pipeline in Panola County, Mississippi.  The pipeline will have an initial capacity of two billion cubic feet per day, and has currently secured binding commitments for at least ten years totaling 1.85 billion cubic feet per day of capacity.

On December 17, 2009, the FERC approved and issued the pipeline’s certificate application authorizing pipeline construction, and initial construction on the project began in January 2010.  Pending regulatory approvals, the pipeline is expected to begin interim service in the fourth quarter of 2010 and be fully in service by the end of 2010. The total costs of this pipeline project are estimated to be below $1.2 billion (consistent with KMP’s April 21, 2010 first quarter earnings press release and below the original budget of $1.3 billion).

18.  Recent Accounting Pronouncements - Accounting Standards Updates

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-03, “Extractive Activities—Oil and Gas—Oil and Gas Reserve Estimation and Disclosures.”  This ASU amends the “Extractive Industries—Oil and Gas” Topic of the Codification to align the oil and gas reserve estimation and disclosure requirements in this Topic with the Securities and Exchange Commissions’ Release No. 33-8995, “Modernization of Oil and Gas Reporting Requirements (Final Rule).”  The amendments were effective for annual reporting periods ending on or after December 31, 2009, and the adoption of these provisions on December 31, 2009 did not have a material impact on our consolidated balance sheet.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, “Measuring Liabilities at Fair Value.”  This ASU amends the “Fair Value Measurements and Disclosures” Topic of the Codification to provide further guidance on how to measure the fair value of a liability.  ASU No. 2009-05 was effective

2009 Kinder Morgan G.P., Inc.

for the first reporting period beginning after issuance (September 30, 2009 for us), and the adoption of this ASU did not have a material impact on our consolidated balance sheet.

In December 2009, the FASB issued ASU No. 2009-16, “Accounting for Transfers of Financial Assets” and ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.”  ASU No. 2009-16 amended the Codification’s “Transfers and Servicing” Topic to include the provisions included within the FASB’s previous Statement of Financial Accounting Standards (“SFAS”) No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140,” issued June 12, 2009.  ASU No. 2009-17 amended the Codification’s “Consolidations” Topic to include the provisions included within the FASB’s previous SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” also issued June 12, 2009.  These two Updates change the way entities must account for securitizations and special-purpose entities.  ASU No. 2009-16 requires more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets.  ASU No. 2009-17 changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated.  For us, both Updates were effective January 1, 2010; however, the adoption of these Updates did not have any impact on our consolidated balance sheet.

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements.”  This ASU requires both the gross presentation of activity within the Level 3 fair value measurement roll forward and the details of transfers in and out of Level 1 and 2 fair value measurements.  It also clarifies certain disclosure requirements on the level of disaggregation of fair value measurements and disclosures on inputs and valuation techniques.  For us, this ASU was effective January 1, 2010 (except for the Level 3 roll forward which is effective for us January 1, 2011); however, because this ASU pertains to disclosure requirements only, the adoption of this ASU did not have a material impact on our consolidated balance sheet.